execution document

AGREEMENT AND PLAN OF MERGER

DATED AS OF

JANUARY 19, 2007

BY AND AMONG

HEALTHCARE ACQUISITION CORP.,

PAI ACQUISITION CORP.

AND

PHARMATHENE, INC.

TABLE OF CONTENTS

		page
ARTICLE I	THE MERGER	1

1.1.	Defined Terms	1
1.2.	The Merger	1
1.3.	Closing	2
1.4.	Effective Time	2
1.5.	Effects of the Merger	2
1.6.	Certificate of Incorporation	2
1.7.	Bylaws	2
1.8.	Directors and Officers.	2
1.9.	Effect of Merger on Company Capital Stock and Options; Merger Consideration	2
1.10.	Merger Sub Stock	2
1.11.	Dissenters’ Rights	2
1.12.	Certain Other Adjustments	2
1.13.	Distributions with Respect to Unexchanged Shares	2
1.14.	No Further Ownership Rights in Company Capital Stock	2
1.15.	No Fractional Shares of Parent Common Stock.	2
1.16.	No Liability	2
1.17.	Surrender of Certificates	2
1.18.	Lost, Stolen or Destroyed Certificates	2
1.19.	Withholding Rights	2
1.20.	Further Assurances	2
1.21.	Stock Transfer Books	2
1.22.	Tax Consequences	2
1.23.	Escrow	2
1.24.	Rule 145	2

ARTICLE II	REPRESENTATIONS AND WARRANTIES	2

2.1.	Representations and Warranties of Parent	2
2.2.	Representations and Warranties of Parent with Respect to Merger Sub	2
2.3.	Representations and Warranties of Company	2

ARTICLE III	COVENANTS RELATING TO CONDUCT OF BUSINESS	2

3.1.	Conduct of Business of Company Pending the Merger	2
3.2.	Conduct of Business of Parent Pending the Merger	2
3.3.	Operational Matters	2

ARTICLE IV	ADDITIONAL AGREEMENTS	2

i

TABLE OF CONTENTS (Continued)

		page
4.1.	Preparation of Proxy Statement.	2
4.2.	Access to Information	2
4.3.	Commercially Reasonable Efforts.	2
4.4.	No Solicitation of Transactions	2
4.5.	Employee Benefits Matters	2
4.6.	Notification of Certain Matters	2
4.7.	Public Announcements	2
4.8.	Affiliates	2
4.9.	[reserved]	2
4.10.	Takeover Statutes	2
4.11.	Transfer Taxes	2
4.12.	AMEX Listing; Symbol	2
4.13.	Trust Fund Closing Confirmation.	2
4.14.	Directors and Officers of Parent After the Merger	2

ARTICLE V	Post Closing Covenants	2

5.1.	General	2
5.2.	Litigation Support	2
5.3.	Transition	2
5.4.	Tax-Free Reorganization Treatment	2
5.5.	Headquarters of Surviving Corporation	2
5.6.	Indemnification of Directors and Officers of Company	2
5.7.	Continuity of Business Enterprise	2
5.8.	Substantially All Requirement	2
5.9.	Composition of the Board of Directors of Parent	2

ARTICLE VI	CONDITIONS PRECEDENT	2

6.1.	Conditions to Each Party’s Obligation to Effect the Merger	2
6.2.	Additional Conditions to Obligations of Parent and Merger Sub	2
6.3.	Additional Conditions to Obligations of Company	2

ARTICLE VII	TERMINATION AND AMENDMENT	2

7.1.	Termination	2
7.2.	Effect of Termination.	2
7.3.	Trust Fund Waiver	2
7.4.	Fees and Expenses	2

ARTICLE VIII	REMEDIES FOR BREACH OF AGREEMENT	2

ii

TABLE OF CONTENTS (Continued)

		page
8.1.	Survival of Representations and Warranties	2
8.2.	Indemnification Provisions for Benefit of Parent	2
8.3.	Matters Involving Third Parties.	2
8.4.	Determination of Adverse Consequences	2
8.5.	Escrow of Shares by Indemnifying Stockholders	2
8.6.	Determination/Resolution of Claims.	2
8.7.	Indemnification Threshold	2
8.8.	Other Indemnification Provisions.	2

ARTICLE IX	GENERAL PROVISIONS	2

9.1.	Survival	2
9.2.	Notices	2
9.3.	Interpretation	2
9.4.	Counterparts	2
9.5.	Entire Agreement; No Third-Party Beneficiaries.	2
9.6.	Governing Law; Waiver of Jury Trial.	2
9.7.	Severability	2
9.8.	Amendment	2
9.9.	Extension; Waiver	2
9.10.	Assignment	2
9.11.	Submission to Jurisdiction; Waivers.	2
9.12.	Enforcement; Specific Performance	2

ARTICLE X	DEFINITIONS	2

Schedule 1.9(b)(i)	Exchange Ratio	2

Schedule 1.24	Company Affiliates	2

Schedule X(o)	PA Management Team	2

Exhibit A	Form of 8% of Convertible Note
Exhibit B	Form of Stock Escrow Agreement
Exhibit C	Form of Lockup Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Note Exchange Agreement

iii

AGREEMENT AND PLAN OF MERGER, dated as of January 19, 2007 (this “Agreement”), by and among Healthcare Acquisition Corp., a Delaware corporation (“Parent”), PAI Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and PharmAthene, Inc., a Delaware corporation (“Company”).

WITNESSETH:

WHEREAS, the respective Boards of Directors of Parent and Company have determined that it is advisable and in the best interests of each corporation and its stockholders that Parent and Company engage in a business combination in order to advance the long-term strategic business interests of Parent and Company; and

WHEREAS, in furtherance of such determination, Parent and Company desire to engage in a business combination transaction by means of a merger pursuant to which Merger Sub, a direct, wholly-owned subsidiary of Parent formed solely for the purpose of effecting the merger, will merge with and into Company as a result of which Company will be the surviving corporation and a direct, wholly-owned subsidiary of Parent; and

WHEREAS, in furtherance of such desire, the respective Boards of Directors of Parent, Merger Sub and Company have adopted or approved this Agreement, pursuant to which, subject to the terms and conditions hereof and in accordance with the General Corporation Law of the State of Delaware, Merger Sub will be merged with and into Company with Company being the surviving corporation (the “Merger”); and

WHEREAS, prior to or concurrently with the execution of this Agreement, the holders of a Requisite Majority of the Company Capital Stock (each as defined herein) have executed or are executing an Allocation Agreement (as defined herein), pursuant to which they, among other things, are agreeing to the allocation of the Merger Consideration (as defined herein) as set forth therein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements of the parties set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1. Defined Terms. All terms not otherwise defined throughout this Agreement shall have the meanings ascribed to such terms in Article X of this Agreement.

1.2. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into Company at the Effective Time (as defined in Section 1.4). Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation (the “Surviving Corporation”).

1.3. Closing. Subject to the terms and conditions hereof, the closing of the Merger and the transactions contemplated by this Agreement (the “Closing”) will take place on or before the third Business Day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (other than any such conditions which by their terms cannot be satisfied until the Closing, which shall be required to be so satisfied or waived (subject to applicable law) on the Closing Date) unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Ellenoff Grossman & Schole, LLP, 370 Lexington Avenue, New York, New York, unless another place is agreed to in writing by the parties hereto.

1.4. Effective Time. At the Closing, the parties shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent time as Parent and Company shall agree and as shall be specified in the Certificate of Merger (the date and time that the Merger becomes effective being referred to herein as the “Effective Time”).

1.5. Effects of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

1.6. Certificate of Incorporation. At the Effective Time and without any further action on the part of Company or Merger Sub, the certificate of incorporation of Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, and thereafter shall continue to be the certificate of incorporation until changed or amended as provided therein and under applicable law. Notwithstanding the foregoing, the certificate of incorporation of Company shall be amended and restated as of the Effective Time to provide for the changing of the name of Company and to eliminate all classes of equity securities other than common stock.

1.7. Bylaws. At the Effective Time and without any further action on the part of Company and Merger Sub, the bylaws of Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, and thereafter shall continue to be the bylaws until changed or amended or repealed as provided therein, in the certificate of incorporation of the Surviving Corporation and under applicable law.

1.8. Directors and Officers.

(a) Members of Board of Directors. From and after the Effective Time, the members of the Board of Directors of both the Parent and the Surviving Corporation shall consist of John Pappajohn, Derace M. Schaffer, M.D., James Cavanaugh, Steven St. Peter, Elizabeth Czerepak, Joel McCleary and David Wright, each to serve until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If at or after the Effective Time a vacancy shall exist in the Board of Directors of Parent and the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law, the certificate of incorporation and bylaws of Parent and the Surviving Corporation, as the case may be.

(b) Officers of Parent and Surviving Corporation. From and after the Effective Time, the officers of Parent and of the Surviving Corporation shall be elected by the Board of Directors of each entity provided, however, that David Wright shall be elected Chief Executive Officer of each such entity to serve until his successor is elected and qualified or until his earlier death, resignation or termination.

1.9. Effect of Merger on Company Capital Stock and Options; Merger Consideration. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of Merger Sub, Company or the holder of any shares of Company Capital Stock (as defined in clause (b)(i) below) the following shall occur:

(a) Company Treasury Shares. All shares of Company Common Stock (as defined in clause (b)(i) below) that are held by Company as treasury stock (the “Company Treasury Shares”) or owned by Merger Sub, Parent or any direct, or indirect, wholly-owned subsidiary of Parent immediately prior to the Effective Time shall be canceled and shall cease to exist and no cash, Parent Common Stock (as defined in clause (b)(i) below) or other consideration shall be delivered in exchange therefor.

(b) Company Capital Stock.

(i) The shares of common stock of Company, $.001 par value (the ‘‘Company Common Stock’’), Series A Convertible Preferred Stock of Company, $.001 par value (the “Company Series A Preferred Stock”‘), Series B Convertible Preferred Stock of Company, $.001 par value (the “Company Series B Preferred Stock”), and Series C Convertible Preferred Stock of Company, $.001 par value (the “Company Series C Preferred Stock” and together with the Company Series A Preferred Stock, and the Company Series B Preferred Stock, the “Company Preferred Stock” and together with the Company Common Stock collectively referred to as“Company Capital Stock”, outstanding immediately prior to the Effective Time, shall be deemed canceled and converted into the right to receive the merger consideration comprised of: (y) 12,500,000 shares of Common Stock of Parent, $.0001 par value (“Parent Common Stock”), subject to upward adjustment pursuant to clause (c) below (the “Stock Consideration”) and (z) to the extent applicable, the Milestone Payments (as defined in Article X).

(ii) The specific ratio of exchange for the Company Common Stock for shares of Parent Common Stock (“Share Exchange Ratio”) as well as the specific Merger Consideration to be received by the holders of other classes of Company Capital Stock have been prepared by Company in accordance with the Recapitalization and Proceeds Allocation Agreement, dated the date of this Agreement, entered into by and among Company and the holders of a Requisite Majority of the Company Common Stock and Company Preferred Stock and the holders of the PharmAthene Notes (as defined below) (the “Allocation Agreement”), and are set forth on Schedule 1.9(b)(i) and will be confirmed or adjusted by the Company, as applicable, at Closing. The holders of Company’s issued and outstanding secured 8% convertible notes and the Subsidiary’s issued and outstanding secured 8% convertible note, collectively with an aggregate principal amount of $11,800,000 (collectively the “PharmAthene Notes”) shall exchange such notes for 8% Convertible Notes of Parent in the aggregate principal amount of $12.5 million (the “Note Consideration”) in substantially the form of Exhibit A attached hereto, pursuant to the Note Exchange Agreement, as further described in Section 6.3(j)(viii) below. Parent shall issue the Merger Consideration (as defined in the next sentence) in accordance with the Allocation Agreement. For purposes of this Agreement, the term “Merger Consideration” shall be deemed to include (a) the Stock Consideration; (b) the Milestone Payments and (c) the Note Consideration.

(c) Adjustments to the Merger Consideration. The Merger Consideration shall be subject to the following adjustments:

(i) To the extent that the stockholders of Parent owning more than 5% of the outstanding Parent Common Stock exercise their conversion rights as set forth in Section 6.1(b), the number of shares of Parent Common Stock comprising the Stock Consideration shall be adjusted upward by the product of (x) the number (as a percentage) that is the difference between the percentage of Parent Common Stock that is converted and 5% and (y) 2.25 million.

(ii) To the extent that there are Outstanding Employee Options (as defined in clause (d) below) there shall be no increase in the number of shares of Stock Consideration being issued, but the number of shares of Parent Common Stock issued at the Closing as part of the Stock Consideration shall be adjusted downward by an amount equal to the number of shares necessary to reserve for issuances under any Outstanding Employee Options in accordance with the Allocation Agreement.

(iii) Except for any warrants issued pursuant to a Company Subsequent Issuance (as defined in clause (c)(iv) below), the terms of which shall be subject to the provisions of clause (c)(iv) below, to the extent that there are outstanding warrants to purchase shares of Company Common Stock (“Company Warrants”), there shall be no increase in the number of shares of Stock Consideration being issued, but the number of shares of Parent Common Stock issued at the Closing as part of the Stock Consideration shall be adjusted downward by an amount equal to the number of shares necessary to reserve for issuances under any outstanding Company Warrants in accordance with the Allocation Agreement.

(iv) If, prior to the date that the Proxy Statement (as defined in Section 4.1) to be filed by Parent pursuant to Article IV hereof is approved by the SEC, Company issues additional shares of its Common Stock (or any equity or debt securities convertible into Common Stock) for cash consideration of up to $5 million (subject to the limitation that the securities of the Company issued to the purchasers (the “Subsequent Issuance Securities”) thereof will not convert into more than 625,000 shares of Parent Common Stock in the Merger, which number of shares would be proportionately reduced to reflect the sale of less than $5 million) (a “Company Subsequent Issuance”), then the number of shares of Parent Common Stock comprising the Stock Consideration shall be increased by the number of shares of Parent Common Stock into which the Subsequent Issuance Securities will be converted in the Merger.

(d) Options.

(i) Immediately after the Effective Time, all options to purchase Company Common Stock then outstanding (individually, an “Outstanding Employee Option,” and collectively, the “Outstanding Employee Options”) under the PharmAthene, Inc. 2002 Long-Term Incentive Plan (as amended, the “Option Plan”) or issued under any other agreement shall, whether vested or unvested, be assumed by Parent. Each such Outstanding Employee Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plan, option agreements thereunder and other relevant documentation in existence immediately prior to the Effective Time, except that each such Outstanding Employee Option will be converted into an option to purchase that number of shares of Parent Common Stock calculated by multiplying such Outstanding Employee Option by the Share Exchange Ratio and rounding down to the nearest whole share of Parent Common Stock. The per-share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Outstanding Employee Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Outstanding Employee Option was exercisable immediately prior to the Effective Time by the Share Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

(ii) Parent shall establish a new option plan containing terms no less favorable to holders of Outstanding Employee Options as applicable to the Outstanding Employee Options and Parent shall reserve for issuance under such plan a sufficient number of shares of Parent Common Stock for delivery upon exercise of Outstanding Employee Options assumed by Parent under this Agreement plus an additional 3,000,000 shares.

(iii) Unless provided for in the option grant or Option Plan of Company, the vesting of each Outstanding Employee Option will not automatically accelerate pursuant to its terms as a result of, or in connection with, the transactions contemplated hereby. Company shall ensure that none of its Board of Directors nor any committee thereof nor any other body or person within its control shall take any discretionary action so as to cause the vesting of any Outstanding Employee Option which does not vest by its terms prior to the Effective Time.

1.10. Merger Sub Stock. Each share of common stock, par value $.0001, of Merger Sub outstanding immediately prior to the Effective Time shall be deemed canceled and converted into and shall represent the right to receive one share of common stock, $.01 par value, of the Surviving Corporation (the “Surviving Common Stock”).

1.11. Dissenters’ Rights. Notwithstanding Section 1.9(b)(i) and (ii), any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a person who has not voted in favor of the Merger and who has properly demanded in writing appraisal for such shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration or be entitled to cash in lieu of fractional shares of Parent Common Stock or any dividends or other distributions pursuant to this Article I unless and until the holder thereof (“Dissenting Stockholder”) shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal of such shares of Company Common Stock held by such holder under Section 262 of the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares of Company Common Stock owned by such Dissenting Stockholder. If any person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any shares of Company Common Stock, such shares of Company Common Stock shall thereupon be treated as though such shares of Company Common Stock had been converted into the right to receive the Merger Consideration pursuant to Section 1.9 hereof. Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable law received by Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands for appraisal under the DGCL. Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

1.12. Certain Other Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

1.13. Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for Company Capital Stock (a “Company Certificate”) with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Company Certificate until such holder shall surrender such Company Certificate. Subject to the effect of applicable laws, following surrender of any such Company Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date prior to such surrender payable with respect to such shares of Parent Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

1.14. No Further Ownership Rights in Company Capital Stock. The Merger Consideration delivered or deliverable to the holders of Company Capital Stock in accordance with the terms of this Article I shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock. Until surrendered as contemplated by this Agreement, each Company Certificate representing Company Capital Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender solely the Merger Consideration (and any cash to be paid pursuant hereto for fractional shares). In addition, until surrendered as contemplated by this Agreement, each PharmAthene Note shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender solely an 8% Convertible Note hereunder and no further interest shall accrue on the PharmAthene Notes after the Effective Time.

1.15. No Fractional Shares of Parent Common Stock.

(a) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Company Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent.

(b) Cash for Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the closing price for a share of Parent Common Stock on The American Stock Exchange LLC (the “AMEX”) on the date of the Effective Time or, if such date is not a Business Day, the Business Day immediately before the date on which the Effective Time occurs.

1.16. No Liability. None of Parent, Merger Sub, Company or the Surviving Corporation shall be liable to any Person (as defined in Section 2.3(z)) in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.17. Surrender of Certificates. Upon surrender of Company Certificates at Closing, the holders of such Company Certificates shall receive in exchange therefor Merger Consideration in accordance with Schedule 1.9(b)(i) attached hereto, as amended if applicable, and the Company Certificates surrendered shall be canceled. Until so surrendered, outstanding Company Certificates shall be deemed, from and after the Effective Time, to evidence only the right to receive the applicable Merger Consideration issuable pursuant hereto and the Allocation Agreement.

1.18. Lost, Stolen or Destroyed Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration payable in exchange therefor; provided, however, that as a condition precedent to the issuance of such Merger Consideration, the holder of such lost, stolen or destroyed Company Certificates shall indemnify Parent against any claim that may be made against Parent or the Surviving Corporation with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

1.19. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes under this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be, and such amounts shall be delivered by the Surviving Corporation or Parent, as the case may be, to the applicable taxing authority.

1.20. Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record of otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either Company or Merger Sub or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its rights, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Company or Merger Sub, as applicable, and otherwise to carry out the purposes of this Agreement.

1.21. Stock Transfer Books. The stock transfer books of Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Capital Stock thereafter on the records of Company. On or after the Effective Time, any Company Certificate presented to Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Capital Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled and any dividends or other distributions to which the holders thereof are entitled.

1.22. Tax Consequences. For U.S. federal income tax purposes, the parties intend that the Merger be treated as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code. Accordingly, unless otherwise required by Law (as defined in Section 2.3(z)), no party shall take any action that reasonably could be expected to jeopardize the treatment of the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and the parties shall not take any position on any Tax Return (as defined herein) or in any proceeding relating to the Tax consequences of the Merger inconsistent with this Section 1.22. Notwithstanding the forgoing, the parties understand and agree that only the Stock Consideration portion of the Merger Consideration shall be deemed eligible for a “tax free” exchange under Section 368 of the Code.

1.23. Escrow. As the sole remedy for the indemnity obligations set forth in Article VIII hereof, at the Closing, an aggregate of 1,375,000 shares of Parent Common Stock issued or issuable as a result of the Merger (the “Escrow Shares”) shall be deposited into escrow to be held during the period commencing on the Closing Date and ending on the one year anniversary thereof, which shares shall be allocated among the holders of Company Capital Stock and of Company Options and Company Warrants in accordance with the terms and conditions of the Allocation Agreement and the Escrow Agreement to be entered into between Parent, Stockholders’ Representative (as defined in Article VIII) and Continental Stock Transfer & Trust Company, as escrow agent, in substantially the form of Exhibit B (the “Escrow Agreement”).

1.24. Rule 145. All shares of Parent Common Stock issued pursuant to this Agreement to “affiliates” of Company identified on Schedule 1.24 attached hereto will be subject to certain resale restrictions under Rule 145 promulgated under the Securities Act (as defined herein) and all certificates representing such shares shall bear an appropriate restrictive legend.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties of Parent. Parent represents and warrants to Company, that the statements contained in this Section 2.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.1), except as set forth in the disclosure schedule to be delivered to Company by Parent on the date hereof and initialed by the parties (the “Parent Disclosure Schedule”). Disclosures made in the Parent Disclosure Schedule shall not be deemed to constitute additional representations or warranties of Parent but set forth disclosures, exceptions and exclusions called for under this Agreement provided they are set forth with reasonable particularity and describe the relevant facts in reasonable detail. The Parent Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 2.1.

(a) Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing (as defined in Article X) under the laws of the State of Delaware, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Material Adverse Effect (as defined in Article X). Complete and correct copies of the certificate of incorporation and bylaws of Parent, as amended and currently in effect, have been provided to Company and Parent is not in violation of any of the provisions of such organization documents. Merger Sub is a newly-formed single purpose entity which has been formed solely for the purposes of the Merger and has not carried on, and prior to the Closing will not carry on, any business or engaged in any activities other than those reasonably related to the Merger. Except for Merger Sub, which is a direct, wholly-owned subsidiary of Parent, Parent has no subsidiaries and does not own, directly or indirectly, any equity, profit or voting interest in any person or has any agreement or commitment to purchase any such interest and Parent has not agreed and is not obligation to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated.

(b) Capital Structure. The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, of which 11,650,000 shares were outstanding as of September 30, 2006 and (ii) 1,000,000 shares of preferred stock, $.0001 par value, none of which are outstanding. No shares of Parent Common Stock have been issued between August 16, 2005 and the date hereof. All issued and outstanding shares of the capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to (or has been issued in violation of) preemptive rights. As of the date hereof, there are (i) options with an exercise price of $10.00 per unit to purchase up to 225,000 units issued to the underwriter in Parent’s initial public offering completed pursuant to a final prospectus of Parent, dated July 28, 2006, as filed under the Securities Act (the “IPO”), each unit consisting of a single share of Parent Common Stock and a single warrant to purchase a single share of Parent Common Stock, and (ii) 9,400,000 outstanding warrants with an exercise price of $6.00 per share issued in the IPO (the “Parent Warrants”) and no other issued or outstanding rights to acquire capital stock from Parent. All outstanding shares of Parent Common Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects, other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent contract. Parent has delivered to Company complete and correct copies of the Parent Warrants including all documents relating thereto. All shares of Parent Common Stock to be issued in connection with the Merger and the other transactions contemplated hereby will, when issued in accordance with the terms hereof, have been duly authorized, be validly issued, fully paid and non-assessable, free and clear of all Liens (as defined in Article X). Except as set forth in Section 2.1(b) of the Parent Disclosure Schedule, or as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent is a party or by which the Parent is bound with respect to any equity securities of any class of Parent.

(c) Authority; No Conflicts.

(i) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including, without limitation, the issuance of the shares of Parent Common Stock to be issued in the Merger (the “Share Issuance”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than the Parent Stockholder Approval (as defined in Section 6.1(b)). This Agreement has been duly and validly executed and delivered by Parent and, assuming that this Agreement constitutes a valid and binding agreement of Company, constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

(ii) The execution and delivery of this Agreement by Parent do not, and the consummation by Parent of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, is hereinafter referred to as a “Violation”) pursuant to:

(A) any provision of the certificate of incorporation or bylaws of Parent; or

(B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, tribunal, court, arbitrator, administrative agency or commission or other authority or instrumentality thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) or expiry of any related waiting period is required by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to:

(A) state securities or “blue sky” laws;

(B) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”);

(C) the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”);

(D) the DGCL with respect to the filing of the Certificate of Merger;

(E) Canadian provincial securities laws relating to the resale of the Parent Common Stock issued to security holders of the Company resident in Canada; and

(F) such consents, approvals, orders, authorizations, registrations, declarations and filings and expiry of waiting periods the failure of which to make or obtain or expire would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

For purposes of this Agreement, consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (E) are hereinafter referred to as “Necessary Consents.”

(iv) The Board of Directors of Parent, at a meeting duly called and held, duly and unanimously adopted resolutions (A) approving and declaring advisable this Agreement and the transactions contemplated hereby, (B) determining that the terms of the Merger and the transactions contemplated thereby are fair to and in the best interests of Parent and its stockholders, (C) determining that the fair market value of Company is equal to at least 80% of Parent’s net assets and (D) recommending that Parent’s stockholders approve the Merger and the transactions contemplated thereby.

(v) The only vote of holders of any class or series of Parent capital stock necessary to approve this Agreement and the transactions contemplated hereby is the approval and adoption by the holders of a majority of the outstanding publicly-held shares of Parent Common Stock; provided, however, that the Parent may not consummate the Merger if the holders of 20% or more in interest of the Parent Common Stock issued in the IPO (“IPO Shares”) shall have demanded that Parent convert such shares into cash pursuant to the Parent’s amended and restated certificate of incorporation (“Parent Charter”).

(d) Reports and Financial Statements.

(i) Parent has filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since July 28, 2005 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). None of the Parent SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Section 2.1(d) of the Parent Disclosure Schedule, each of the financial statements (including the related notes) included in the Parent SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Parent as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring adjustments that were not or are not expected to be material in amount, and lack footnote disclosure. All of such Parent SEC Reports (including any financial statements included or incorporated by reference therein), as of their respective dates (and as of the date of any amendment to the respective Parent SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(ii) Except (A) to the extent reflected in the balance sheet of Parent included in the Parent SEC Report last filed prior to the date hereof or (B) incurred in the ordinary course of business since the date of the balance sheet referred to in the preceding clause (A), Parent does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(e) Information Supplied.

(i) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC by Parent in connection with the Merger, or any of the amendments or supplements thereto (as defined below) will, at the time such documents are filed with the SEC, or at any time they are amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Such documents will each comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

(ii) Notwithstanding the foregoing provisions of this Section 2.1(e), no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Proxy Statement based on information not supplied by it or Merger Sub.

(f) Trust Funds; Liquidation.

(i) Since August 16, 2005, Parent has had at least $67,928,000, plus accrued interest (the “Trust Fund”), invested in U.S. government securities in a trust account at a New York branch of JP Morgan Chase (the “Trust Account”), held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement dated as of July 28, 2005, between Parent and the Trustee (the “Trust Agreement”). Upon consummation of the Merger and notice thereof to the Trustee, the Trust Account will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable to Parent the Trust Fund held in the Trust Account, which Trust Fund will be free of any Lien whatsoever and, after taking into account any funds paid to holders of IPO Shares who shall have demanded that Parent convert their IPO Shares into cash pursuant to the Parent Charter shall be an amount at least equal to $54,342,400.

(ii) Effective as of the Effective Time, the obligations of Parent to dissolve or liquidate within the specified time period contained in the Parent Charter will terminate, and effective as of the Effective Time Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Merger or the transactions contemplated thereby, and following the Effective Time no Parent stockholder shall be entitled to receive any amount from the Trust Account except to the extent such stockholder votes against the approval of this Agreement and the transactions contemplated thereby and demands, contemporaneous with such vote, that Parent convert such stockholder’s shares of Parent Common Stock into cash pursuant to the Parent Charter.

(g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, since December 31, 2005, there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, nor has there by (i) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of any class or series of its capital stock or any purchase, redemption or other acquisition by Parent of any class or series of its capital stock or any other securities of Parent, (ii) any split, combination or reclassification of any capital stock, (iii) any granting by Parent of any increase in compensation or fringe benefits and any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement, (iv) any material change by Parent in its accounting methods, principles or practices except as required by concurrent changes in U.S. GAAP, (v) any change in auditors of Parent, or (vi) any issuance of Parent capital stock.

(h) Investment Company Act. Parent is not, and will not be after the Effective Time, an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

(i) Litigation. There are no claims, suits, actions or proceedings pending or to Parent’s Knowledge (as defined in Article X), threatened against Parent, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

(j) Employees; Employee Benefit Plans. Parent currently does not have and never has had any employees in Canada. Parent does not maintain, and has no liability under, any plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

(k) No Undisclosed Liabilities. Except as set forth in Section 2.1(k) of the Parent Disclosure Schedule, Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in Parent SEC Reports which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (i) liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since September 30, 2006 in the ordinary course of business, none of which would have a Material Adverse Effect on Parent. Merger Sub has no assets or properties of any kind, does not now conduct and has never conducted any business, and does not now have and will not have at the Closing any obligations or liabilities of any nature whatsoever except such obligations and liabilities as are imposed under this Agreement.

(l) Title to Property. Except as set forth in Section 2.1(l) of the Parent Disclosure Schedule, Parent does not own or lease any real property or personal property. Except as set forth in Section 2.1(l) of the Parent Disclosure Schedule, there are no options or other contracts under which Parent has a right or obligation to acquire or lease any interest in real property or personal property.

(m) Taxes.

(i) Parent has timely filed all Tax Returns required to be filed by Parent with any Tax authority prior to the date hereof. All such Tax Returns are true, correct and complete in all material respects. Parent has paid all Taxes shown to be due on such Tax Returns.

(ii) All Taxes that Parent is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii) Parent has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax (as defined in Section 2.3(k)).

(iv) No audit or other examination of any Tax Return of Parent by any Tax authority is presently in progress, nor has Parent been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Returns filed by Parent has been proposed in writing, formally or informally, by any Tax authority to Parent or any representative thereof.

(vi) Parent has no liability for any material unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

(vii) Parent has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(n) Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) Parent has, to Parent’s Knowledge, complied with all applicable Environmental Laws (as defined in Section 2.3(s); (ii) Parent has not received any notice, demand, letter, claim or request for information alleging that Parent may be in violation of or liable under any Environmental Law; and (iii) Parent is not subject to any orders, decrees, injunctions or other arrangements with any governmental entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law.

(o) Brokers. Except as set forth in Section 2.1(o) of the Parent Disclosure Schedule, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.

(p) Intellectual Property. Parent does not own, license or otherwise have any right, title or interest in any Intellectual Property Rights (as defined in Section 2.3(t)).

(q) Agreements, Contracts and Commitments.

(i) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (x) creates or imposes a liability greater than $25,000, or (y) may not be cancelled by Parent on less than thirty (30) days’ or less prior notice (“Parent Contracts”). All Parent Contracts are set forth in Section 2.1(q) of the Parent Disclosure Schedule, other than those that are exhibits to the Parent SEC Reports.

(ii) Other than as set forth in Section 2.1(q) of the Parent Disclosure Schedule, each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. Correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) and of all outstanding offers or proposals of Parent have been heretofore delivered to Company.

(iii) Neither Parent nor, to Parent’s Knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. Each agreement, contract or commitment to which Parent is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent.

(r) Insurance. Set forth in Section 2.1(r) of the Parent Disclosure Schedule, is a complete list of all liability insurance coverage maintained by Parent which coverage is in full force and effect.

(s) Interested Party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, no employee, officer, director or stockholder of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent. To Parent’s Knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each employee, stockholder, officer or director of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent. To Parent’s Knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

(t) Indebtedness. Parent has no indebtedness for borrowed money.

2.2. Representations and Warranties of Parent with Respect to Merger Sub. Parent and Merger Sub represent and warrant to Company as follows:

(a) Organization; Reporting. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a direct, wholly- owned subsidiary of Parent. Merger Sub has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Corporate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. Parent, in its capacity as sole stockholder of Merger Sub, has approved this Agreement and the other transactions contemplated hereby as required by the DGCL. This Agreement has been duly executed and delivered by Merger Sub and, assuming that this Agreement constitutes the valid and binding agreement of Company, constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

(c) Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or the bylaws of Merger Sub.

(d) No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no subsidiaries.

2.3. Representations and Warranties of Company. Company represents and warrants to Parent and Merger Sub that the statements contained in this Section 2.3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2.3), except as set forth in the disclosure schedule to be delivered by Company to Parent on the date hereof and initialed by the parties (the “Company Disclosure Schedule”). Disclosures made in the Company Disclosure Schedule shall not be deemed to constitute additional representations or warranties of Company but set forth disclosures, exceptions and exclusions called for under this Agreement provided that they are set forth with reasonable particularity and describe the relevant facts in reasonable detail. The Company Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 2.3 and Company shall make reasonable effort to specifically cross reference all sections where a particular disclosure qualifies or applies.

(a) Organization, Standing and Power.

(i) Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own or hold under lease the assets and properties which it owns or holds under lease, to conduct its business as currently conducted, to perform all of its obligations under the agreements to which it is a party, including, without limitation, this Agreement, and upon the receipt of authorization of the holders of Company Capital Stock in accordance with the DGCL, to consummate the Merger. Company is in good standing in each other jurisdiction wherein the failure so to qualify, individually or in the aggregate, would have a Material Adverse Effect. The copies of the certificate of incorporation and by-laws of Company which have been delivered to Parent by Company are complete and correct. Company has made available to Parent correct and complete copies of the minutes of all meetings of (w) Company stockholders, (x) the Board of Directors of Company and (y) each committee of the Board of Directors of Company held since inception.

(ii) Company has only one subsidiary, PharmAthene Canada, Inc. (the “Subsidiary”). Company does not, directly or indirectly, beneficially or legally own or hold any capital stock or other proprietary interest of an other corporation, partnership, joint venture, business trust or other legal entity. Section 2.3(a) of the Company Disclosure Schedule indicates the jurisdiction of the Subsidiary’s incorporation or formation, and Company’s direct or indirect ownership thereof. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power and authority to own or hold under lease the assets and properties which it owns or holds under lease and to perform all its obligations under the agreements to which it is a party and to conduct the Subsidiary’s business. The Subsidiary is in good standing in each other jurisdiction wherein the failure so to qualify would, individually or in the aggregate, would have a Material Adverse Effect. Except as set forth on Section 2.3(a) of the Company Disclosure Schedule, all of the outstanding shares of the capital stock of the Subsidiary is owned by Company and is duly authorized and validly issued, fully paid and non-assessable, issued without violation of the preemptive rights of any person, and are owned free and clear of any mortgages, deeds of trust, pledges, liens, security interests or any charges or encumbrances of any nature. Except as set forth on Section 2.3(a) of the Company Disclosure Schedule, no shares of capital stock or other proprietary interest of the Subsidiary is subject to any option, call, commitment or other agreement of any nature, and except as set forth on Section 2.3(a) of the Company Disclosure Schedule, there are no subscriptions, warrants, options, calls, commitments by agreements to which Company or the Subsidiary is bound relating to the issuance or purchase of any shares of capital stock of the Subsidiary. Except as set forth on Section 2.3(a) of the Company Disclosure Schedule, neither Company nor the Subsidiary is party to any agreement or arrangement relating to the voting or control of any capital stock of the Subsidiary, or obligating Company or the Subsidiary to sell any assets of the Subsidiary, which is material to Company’s business or condition. The copies of the certificate of incorporation and by-laws, or other instruments of formation, of the Subsidiary, which have been delivered or made available to Parent by Company are complete and correct. Company has made available to Parent correct and complete copies of the minutes of all meetings of (w) stockholders of the Subsidiary, (x) the Board of Directors of the Subsidiary and (y) each committee of the Board of Directors of the Subsidiary held since inception. Each reference to a “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(b) Capital Structure.

(i) The authorized capital stock of Company consists of (i) 147,089,105 shares of Company Common Stock, of which 10,942,906 shares are issued and outstanding and (ii) 105,009,575 shares of Company Preferred Stock, of which (A) 16,442,000 shares have been designated as Series A Convertible Preferred Stock, 16,442,000 of which are issued or outstanding, (B) 65,768,001 shares have been designated as Series B Convertible Preferred Stock, 30,448,147 of which are issued or outstanding, and (C) 22,799,574 shares have been designated as Series C Convertible Preferred Stock, of which 14,946,479 shares are issued and outstanding. There are no other classes of capital stock of Company authorized, issued or outstanding. All of the outstanding shares of Company Capital Stock are, and all outstanding shares of Company Capital Stock issuable upon exercise of Company Options and Company Warrants will be, duly authorized, validly issued and fully paid and non-assessable, issued without violation of the preemptive rights of any person. Except as set forth on Section 2.3(b) of the Company Disclosure Schedule, there are no subscriptions, warrants, options, calls, commitments by or agreements to which Company is bound relating to the issuance, conversion, or purchase of any shares of Company Common Stock, or any other Company Capital Stock. Except as set forth on Section 2.3(b) of the Company Disclosure Schedule, Company is not a party to any agreement or arrangement relating to the voting or control of any of the Company Capital Stock, or obligating Company, directly or indirectly, to sell any asset which is material to the businesses, financial condition, results of operations or prospects of Company and its Subsidiary, taken as a whole (hereinafter referred to as “Company’s business or condition”). Except as set forth in Section 2.3(b) of the Company Disclosure Schedule, Company has not agreed to register any securities under the Securities Act under any arrangements that would require any such registration as a result of this Agreement or the transactions contemplated hereby or otherwise. All outstanding shares of Company Capital Stock, all outstanding Company Options, and all outstanding Company Warrants have been issued or granted in compliance with all applicable securities laws.

(ii) The authorized capital stock of the Subsidiary (the “Subsidiary Capital Stock”) consists of an unlimited number of Class A common shares of which 1,000 shares are issued and outstanding, an unlimited number of Class B common shares of which none are outstanding (of which 466,498 shares issuable upon exercise of warrants), an unlimited number of Class B non-voting preferred shares of which none are issued and outstanding and an unlimited number of Class C non-voting preferred shares of which 2,591,654 are issued and outstanding (and of which 777,496 are issuable upon exercise of warrants). There are no other classes of capital stock of the Subsidiary authorized, issued or outstanding. All of the outstanding shares of Subsidiary Capital Stock are, and all outstanding shares of Subsidiary Capital Stock issuable upon exercise Subsidiary Warrants (as defined below) will be, duly authorized, validly issued and fully paid and non-assessable, issued without violation of the preemptive rights of any person. Except as set forth on Section 2.3(b) of the Company Disclosure Schedule, there are no subscriptions, warrants, options, calls, commitments by or agreements to which the Subsidiary is bound relating to the issuance, conversion, or purchase of any shares of Subsidiary Capital Stock. The Warrants described on Section 2.3(b) of the Company Disclosure Schedule are referred to herein as the “Subsidiary Warrants.” Except as set forth on Section 2.3(b) of the Company Disclosure Schedule, Subsidiary is not a party to any agreement or arrangement relating to the voting or control of any of the Subsidiary Capital Stock, or obligating Subsidiary, directly or indirectly, to sell any asset which is material to Company’s business or condition. Except as set forth in Section 2.3(b) of the Company Disclosure Schedule, Subsidiary has not agreed to register any securities under the Securities Act or like foreign statute, rule or regulation under any arrangements that would require any such registration as a result of this Agreement or the transactions contemplated hereby or otherwise. All outstanding shares of Subsidiary Capital Stock and all outstanding Subsidiary Warrants have been issued or granted in compliance with all applicable securities laws or like foreign statutes, rules or regulations. Upon completion of the Merger, at the Effective Time, Company shall own all of the Subsidiary Capital Stock and there shall not be outstanding any options, warrants or other convertible securities or any other rights to acquire any Subsidiary Capital Stock.

(c) Authority; No Conflicts.

(i) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company. This Agreement has been duly executed and delivered by Company and, assuming that this Agreement constitutes a valid and binding agreement of Parent and Merger Sub, constitutes a valid and binding agreement of Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

(ii) The execution and delivery of this Agreement by Company does not, and the consummation by Company of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or bylaws of Company or (B) except as set forth in Section 2.3(c) of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or its properties or assets.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or expiry of any related waiting period is required by or with respect to Company in connection with the execution and delivery of this Agreement by Company or the consummation of the Merger and the other transactions contemplated hereby, except the Necessary Consents, the approvals set forth in Section 2.3(c) of the Company Disclosure Schedule and such consents, approvals, orders, authorizations, registrations, declarations and filings and expiry of waiting periods the failure of which to make or obtain or expire would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

(iv) The Board of Directors of Company has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) will not apply to the execution, delivery or performance of this Agreement or to the consummation of the transactions contemplated by this Agreement.

(v) The Allocation Agreement has been duly and validly executed by Company, and to its Knowledge, each of the other signatories thereto, and constitutes the valid and binding obligation of the parties thereto. There have been no amendments or modifications, written or otherwise, to the Allocation Agreement. Company has delivered to Parent a true and correct copy of the Allocation Agreement.

(d) Financial Statements.

(i) Company has heretofore furnished Parent with copies of the following consolidated financial statements of Company and its Subsidiary: (a) consolidated balance sheet as at September 30, 2006; (b) consolidated statements of operations for the year ended on December 31, 2005; (c) a balance sheet (the “Reference Balance Sheet”) as at September 30, 2006 (the “Reference Balance Sheet Date”); (d) a consolidated statement of operations (the “Reference Income Statement”) for the 9 months ended September 30, 2006 and (e) consolidated audited financial statements for the fiscal years ending December 31, 2005 and December 31, 2004. Company will furnish consolidated audited financial statements for the fiscal years ending December 31, 2006 as soon as they become available and in no event later that February 14, 2007. Except as set forth on Section 2.3(d) to the Company Disclosure Schedule, all such consolidated financial statements are or will be complete and correct, were or will be prepared in accordance with generally accepted accounting principles of the United States (“GAAP”), consistently applied throughout the periods indicated, and have been or will be prepared in accordance with the books and records of Company and its Subsidiary, and present or will present fairly the financial position of Company and its Subsidiary at such dates and the results of its consolidated operations and cash flows for the periods then ended, subject to such inaccuracies, if any, which are not material in nature or amount. The consolidated financial statements of Company and its Subsidiary provided or to be provided to Parent pursuant to this Section 2.3(d) are referred to herein as the “Company Financial Statements.”

(ii) There are no liabilities of or against Company or its Subsidiary of any nature (accrued, absolute or contingent, unasserted, known or unknown, or otherwise), except: (a) as and to the extent reflected or reserved against on the Reference Balance Sheet; (b) as set forth on Section 2.3(d) to the Company Disclosure Schedule; (c) those that are individually, or in the aggregate, not material and were incurred since the Reference Balance Sheet Date in the ordinary course of business consistent with prior practice; or (d) open purchase or sales orders or agreements for delivery of goods and services in the ordinary course of business consistent with prior practice.

(iii) Each of Company and its Subsidiary: maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded timely as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since December 31, 2004, there have been no changes in the internal accounting controls or in other factors that could affect Company’s internal accounting controls.

(e) Information Supplied. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in the Proxy Statement (as defined below), at the time such document is filed with the SEC, or at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, no representation or warranty is made by Company with respect to statements made or incorporated by reference in such documents based on information supplied by Parent or Merger Sub.

(f) Approval. i) The Board of Directors of Company, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has unanimously (1) declared that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the best interests of Company and the stockholders of Company, and (2) approved this Agreement, the Merger and the transactions contemplated hereby. The Board of Directors of Company has approved this Agreement, the Merger, and the transactions contemplated hereby and thereby for purposes of Section 203 of the DGCL, and, except for Section 203 of the DGCL (which does not apply as a result of such approval of the Board of Directors of Company), no other “moratorium,” “control share,” “fair price,” or other state takeover statute applies to this Agreement, the Merger or the transactions contemplated hereby and thereby.

(ii) The affirmative vote or consent of a Requisite Majority of the Company Capital Stock (the “Required Company Vote”) is the only vote of the holders of any class or series of Company Capital Stock necessary to approve the transactions contemplated hereby.

(g) Brokers or Finders. Except as set forth in Section 2.3(g) of the Company Disclosure Schedule, neither Company, nor its Subsidiary, nor any director, officer, agent or employee thereof has employed any broker or finder or has incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

(h) Litigation; Permits.

(i) Except as set forth in Section 2.3(h) of the Company Disclosure Schedule, there is no action, suit, proceeding, or claim, pending or to Company’s Knowledge, threatened, and no investigation by any court or government or governmental agency or instrumentality, domestic or foreign, pending or to Company’s Knowledge, threatened, against Company or its Subsidiary, before any court, government or governmental agency or instrumentality, domestic or foreign, nor is there any outstanding order, writ, judgment, stipulation, injunction, decree, determination, award, or other order of any court or government or governmental agency or instrumentality, domestic or foreign, against Company or its Subsidiary.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of Company (the “Company Permits”). Company is in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. The business of Company is not being conducted in violation of, and Company has not received any notices of violations with respect to, any Law, ordinance or regulation of any Governmental Entity, except for actual or possible violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Since January 1, 2004, Company has timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Entity, including state health and regulatory authorities (“Company Regulatory Filings”) and any applicable Federal regulatory authorities, and have timely paid all Taxes, fees and assessments due and payable in connection therewith, except where the failure to make such filings on a timely basis or payments would not be material to Company. All such Company Regulatory Filings complied in all material respects with applicable Law. All rates, plans, policy forms and terms established or used by Company or its Subsidiary that are required to be filed with and/or approved by Governmental Entities have been so filed and/or approved, the rates charged conform in all material respects to the rates so filed and/or approved and comply in all material respects with the Laws applicable thereto, and to Company’s Knowledge, no such premiums are subject to any investigation by any Governmental Entity.

(iii) Persons employed or otherwise contracted with by Company to provide healthcare services hold all material permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for such Persons to function in the capacity for which they were employed or contracted.

(i) Absence of Certain Changes or Events. Since December 31, 2005, Company and its Subsidiary have operated their respective businesses in the ordinary course consistent with past practice. Without limiting the generality of the immediately preceding sentence, except as set forth in Section 2.3(i) of the Company Disclosure Schedule, since December 31, 2005, neither Company nor its Subsidiary has:

(i) amended or otherwise modified its constituting documents or by-laws (or similar organizational documents);

(ii) altered any term of any of its outstanding securities or made any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(iii) with respect to, any shares of its capital stock or any other of its securities, granted, encumbered, issued or sold, or authorized for grant or encumbrance, issuance or sale, or granted, encumbered, issued or sold any options, warrants, purchase agreements, put agreement, call agreements, participation agreements, subscription rights, conversion rights, exchange rights or other securities, contracts, arrangements, understanding or commitments fixed or contingent that could directly or indirectly, require Company or its Subsidiary to issue, sell, pledge, dispose of or otherwise cause to become outstanding, any of its authorized but unissued shares of capital stock or ownership interests, as appropriate, or any securities convertible into, exchangeable for or carrying a right or option to purchase shares of capital stock, or to create, authorize, issue, sell or otherwise cause to become outstanding any new class of capital stock or ownership interests, as appropriate or entered into any agreement, commitment or understanding calling for any of the above;

(iv) declared, set aside or made any payment, dividend or other distribution upon any capital stock or, directly or indirectly, purchased, redeemed or otherwise acquired or disposed of any shares of capital stock or other securities of or other ownership interests in Company or its Subsidiary;

(v) incurred any liability or obligation under agreements or otherwise, except current liabilities entered into or incurred in the ordinary course of business consistent with past practice; issued any notes or other corporate debt securities or paid or discharged any outstanding indebtedness, except in the ordinary course of business consistent with past practice; or waived any of its respective rights;

(vi) mortgaged, pledged, subjected to any Lien (as hereinafter defined) or granted any security interest in any of its assets or properties; entered into any lease of real property or buildings; or, except in the ordinary course of business consistent with past practice, entered into any lease of machinery or equipment, or sold, transferred, leased to others or otherwise disposed of any tangible or intangible asset or property;

(vii) effected any increase in salary, wages or other compensation of any kind, whether current or deferred, to any employee or agent, other than routine increases in the ordinary course of business consistent with past practice or as was required from time to time by governmental legislation affecting wages (provided, however, that in no event was any such increase in compensation made with respect to any employee or agent earning in excess of $100,000 per annum); made any bonus, pension, option, deferred compensation, or retirement payment, severance, profit sharing, or like payment to any employee or agent, except as required by the terms of plans or arrangements existing prior to such date (provided, however, that in no event was any such payment made with respect to any employee or agent earning in excess of $100,000 per annum); or entered into any salary, wage, severance, or other compensation agreement with a term of one year or longer with any employee or agent or made any contribution to any trust or plan for the benefit of any employee or agent, except as required by the terms of plans or arrangements existing prior to such date; or lost the employment services of any employee whose annual salary exceeded $100,000;

(viii) adopted or, except as required by law, amended, any employee benefit plan other than as necessary in connection with the transactions contemplated hereby;

(ix) entered into any transaction other than in the ordinary course of business consistent with past practice, except in connection with the execution and performance of this Agreement and the transactions contemplated hereby;

(x) terminated or modified any Company Material Contract (as defined below), or received any written notice of termination of any Company Material Contract, except for terminations of Company Material Contracts upon their expiration during such period in accordance with their terms;

(xi) incurred or assumed any indebtedness for borrowed money or guaranteed any obligation or the net worth of any entity or person;

(xii) discharged or satisfied any Lien other than those then required to be discharged or satisfied during such period in accordance with their original terms;

(xiii) paid any material obligation or liability (absolute, accrued, contingent or otherwise), whether due or to become due, except for any current liabilities, and the current portion of any long term liabilities, shown on the Company Financial Statements or incurred since December 31, 2005 in the ordinary course of business consistent with past practice;

(xiv) cancelled, waived or compromised any material debt or claim;

(xv) suffered any damage, destruction, or loss to any of its assets or properties (whether or not covered by insurance) except for damage, destruction or loss occurring in the ordinary course of business which, individually or in the aggregate, would not have a Material Adverse Effect;

(xvi) made any loan or advance to any entity or person other than travel and other similar routine advances to employees in the ordinary course of business consistent with past practice;

(xvii) made any capital expenditures or capital additions or betterments in amounts which exceed $50,000 in the aggregate;

(xviii) purchased or acquired any capital stock or other securities of any other corporation or any ownership interest in any other business enterprise;

(xix) changed its method of accounting or its accounting principles or practices, including any policies or practices with respect to the establishment of reserves for work-in-process and accounts receivable, utilized in the preparation of the Company Financial Statements, other than as required by GAAP;

(xx) instituted or settled any litigation or any legal, administrative or arbitration action or proceeding before any court, government or governmental agency or instrumentality, domestic or foreign, relating to it or any of its properties or assets;

(xxi) made any new elections, changed any current elections or settled or compromised any liability with respect to its Taxes;

(xxii) entered into any agreement or commitment to do any of the foregoing;

(xxiii) suffered any Material Adverse Effect; or

(xxiv) since December 31, 2005, there has been no condition, development or contingency which, so far as reasonably may be foreseen, may, individually or in the aggregate, have a Material Adverse Effect.

(j) Compliance with Laws and Regulations.

(i) Company and its Subsidiary have complied with all applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of Governmental Entities (and all agencies thereof) except where such non-compliance has not and would not have a Material Adverse Effect on their businesses or operations, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Company and its Subsidiary hold all licenses and permits, required to be held by them under the laws all jurisdictions in which they operate in order to operate their businesses as currently operated and Company has not received any notice, written or otherwise, of the initiation of proceedings to revoke any such license or permit, except where such failure to hold any such licenses or permits would not have a Material Adverse Effect. Section 2.3(j) of the Company Disclosure Schedule sets forth the names of those states in which Company operates.

(ii) Neither Company nor its Subsidiary has, since its incorporation, entered into a memorandum of understanding, consent decree or similar instrument with any governmental agency or has been the subject of any investigation or legal proceeding, which could have a Material Adverse Effect on its business or operations.

(iii) Neither Company nor any of its respective officers, directors, employees or agents, has directly or indirectly: (A) offered or paid any amount to, or made any financial arrangement with, any of its accounts in order to promote business from such accounts, other than standard pricing or discount arrangements consistent with proper business practices; (B) given, or agreed to give, or is aware that there has been made, or that there is an agreement to make, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any current account or supplier, source of financing, landlord, sub-tenant, licensee or anyone else; or (C) made, or has agreed to make, any payments to any person with the intention or understanding that any part of such payment was to be used directly or indirectly for the benefit of any current account or employee, supplier or landlord of such current account, or for any purpose other than that reflected in the documents supporting the payments.

(iv) Company and its Subsidiary are in compliance with, and are not in default or violation of, (A) its respective certificate of incorporation and bylaws, (B) any Law or order by which any of its respective assets or properties are bound or affected and (C) the terms of all notes, bonds, mortgages, indentures, contracts, permits, franchises and other instruments or obligations to which it is a party or by which it is or any of its assets or properties are bound or affected, except, in the case of clauses (B) and (C), for any such failures of compliance, defaults and violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Company is in compliance with the terms of all approvals, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in the Company Disclosure Schedule or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither Company nor its Subsidiary has received notice of any revocation or modification of any Approval of any Governmental Entity that is material to Company.

(v) The operations of Company and its Subsidiary are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Law”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Company with respect to the Money Laundering Laws is pending or, to Company’s Knowledge, threatened, except, in each case, as would not reasonably be expected to materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of Company and its Subsidiary, taken as a whole.

(vi) Company and its Subsidiary are in material compliance with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. §730 et seq.) and associated executive orders, the laws implemented by the Office of Foreign Assets Controls, United States Department of Treasury and all other domestic or foreign laws relating to export control (collectively, the “Export Control Laws”) except as would not individually or in the aggregate be material to Company taken as a whole. Company has not received any written communication that alleges that Company is not, or may not be, in compliance with, or has, or may have, any liability under Export Control Laws. Company has all necessary authority under the Export Control Laws to conduct its business substantially in the manner conducted prior to the date hereof and substantially as it is being conducted on the date hereof except as would not, individually or in the aggregate, be material to Company.

(vii) Company is in compliance with all national security obligations, including, without limitation, those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995). To Company’s Knowledge, it has not, within the last five (5) years, received any invalidation of a facility clearance or other adverse action of a Governmental Entity with respect to any facility clearance or any adverse determination with respect to personal security clearances for officers, directors or employees of Company.

(k) Taxes. Except as set forth in Section 2.3(k) of the Company Disclosure Schedule:

(i) Company and its Subsidiary has timely and accurately filed, or caused to be timely and accurately filed, all Tax Returns required to be filed by it, and has paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves have been established and which are being contested in good faith. There are no claims or assessments pending against Company or its Subsidiary for any alleged deficiency in any Tax, there are no pending or, to Company’s Knowledge, threatened audits or investigations for or relating to any liability in respect of any Taxes, and Company has not been notified in writing of any proposed Tax claims or assessments against Company or its Subsidiary (other than in each case, claims or assessments for which adequate reserves have been established and which are being contested in good faith). Neither Company nor its Subsidiary has executed any waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by Company or its Subsidiary for any extension of time within which to file any Tax Return or within which to pay any amounts of Taxes shown to be due on any Tax Return. To the Company’s Knowledge, there are no liens for Taxes on the assets of Company or its Subsidiary except for statutory liens for current Taxes not yet due and payable. There are no outstanding powers of attorney enabling any party to represent Company or its Subsidiary with respect to Taxes. Other than with respect to Company or its Subsidiary, neither Company nor its Subsidiary is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any person with respect to any amounts of Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes), or is a party to any tax sharing agreement or any other agreement providing for payments by Company or its Subsidiary with respect to any amounts of Taxes. Neither Company nor its Subsidiary has engaged in any transaction which requires its participation to be disclosed under Treas. Reg. Sec. 1.6011-4.

(ii) For purposes of this Agreement, the term “Tax” shall mean any United States or Canadian federal, national, state, provincial, territorial, local or other jurisdictional income, gross receipts, property, sales, goods and services, use, license, excise, franchise, employment, payroll (including employee withholding taxes), estimated, alternative, or add-on minimum, ad valorem, transfer or excise tax, goods and services or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any governmental authority, together with any interest or penalty imposed thereon. The term “Tax Return” shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a governmental authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

(l) Accounting and Financial Matters. Since January 1, 2004, except as set forth in Section 2.3(l) of the Company Disclosure Schedule, Company has not received written notice from any Governmental Entity that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by a Governmental Entity. Since January 1, 2004, Company’s independent public accounting firm has not informed Company that it has any material questions, challenges or disagreements regarding or pertaining to Company’s accounting policies or practices. Since January 1, 2004, no officer or director of Company has received, or is entitled to receive, any material compensation from any entity that has engaged in or is engaging in any material transaction with Company or its Subsidiary. Set forth in Section 2.3(l) of the Company Disclosure Schedule is a list of all off-balance sheet special purpose entities and financing arrangements of Company and its Subsidiary.

(m) Third-Party Payors. All contracts with third-party payors were entered into by Company or its Subsidiary in the ordinary course of business. Company and its Subsidiary have properly charged and billed in accordance with the terms of those contracts in all material respects, including, where applicable, billing and collection of all deductibles and co-payments.

(n) Government Contracts.

(i) Except as set forth in Section 2.3(n) of the Company Disclosure Schedule, with respect to each contract, agreement, bid or proposal between Company, its Subsidiary and any (A) Governmental Entity, including any facilities contract for the use of government-owned facilities or (B) third party relating to a contract between such third party and any Governmental Entity (each a “Government Contract”), (1) Company and its Subsidiary have complied in all material respects with all requirements of all applicable laws, or agreements pertaining to such Government Contract; (2) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct as of their effective dates and Company has complied with all such representations and certifications; (3) neither the United States government nor any prime contractor, subcontractor or other Person has notified Company, in writing or orally, that Company has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to such Government Contract; (4) neither Company nor its Subsidiary has received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to such Government Contract; (5) other than in the ordinary course of business, no cost incurred by Company or its Subsidiary pertaining to such Government Contract has been questioned or challenged, is the subject of any audit or investigation or has been disallowed by any Governmental Entity; and (6) no payments due to Company or its Subsidiary pertaining to such Government Contract have been withheld or set off, nor has any claim been made to withhold or set off money, and Company is entitled to all progress or other payments received with respect thereto, except, in the case of (1) through (6) above, as would not be material to Company, taken as a whole.

(ii) Company or to Company’s Knowledge, any of its directors, officers, employees or authorized agents is not, or since January 1, 2004 has not been under (A) any civil or criminal investigation or indictment by any Governmental Entity or under investigation by Company or its Subsidiary or (B) administrative investigation or audit by any Governmental Entity in either case with respect to any alleged improper act or omission arising under or relating to any Government Contract.

(iii) There exist (A) no outstanding material claims against Company or its Subsidiary, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract, and (B) no material disputes between Company and the United States government under the Contract Disputes Act, as amended, or any other federal statute, or between Company or its Subsidiary, on the one hand, and any prime contractor, subcontractor or vendor on the other, arising under or relating to any Government Contract. Company does not have any interest in any material pending claim against any prime contractor, subcontractor, vendor or other Person arising under or relating to any Government Contract.

(iv) Since January 1, 2004, neither Company nor its Subsidiary has been debarred or suspended from participation in the award of Contracts with the United States government or any other Governmental Entity. To Company’s Knowledge, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of non-responsibility or ineligibility on the part of Company or any of its directors, officers or employees. Company has no Knowledge of any claim, potential claim or potential liability for defective pricing, false statements or false claims with respect to any of their Government Contracts.

(o) Property Interests.

(i) Set forth in Section 2.3(o) of the Company Disclosure Schedule attached hereto is a list of every parcel of real estate owned by Company or its Subsidiary and a list of each lease agreement under which Company or its Subsidiary is lessee of, or holds or operates, any real estate owned by any third party (collectively hereinafter referred to as the “Company Real Properties”). Company or its Subsidiary has good and marketable title to the properties owned by Company or its Subsidiary set forth on Section 2.3(o) of the Company Disclosure Schedule and all fixtures thereon in fee simple absolute, subject to no Liens. There is no option or right held by any third party to purchase any such properties or any part thereof, or any of the fixtures and equipment thereon. All buildings, driveways and other improvements on such properties, respectively, are within its boundary lines, and no improvements on adjoining properties extend across the boundary lines onto such properties. Each lease agreement described in Section 2.3(o) of the Company Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. Neither Company nor its Subsidiary is in a default under any such lease agreement, nor to the Company’s Knowledge is any other party to any such lease agreement in default thereunder, and no event has occurred, or is alleged to have occurred, which constitutes, or with lapse of time or giving of notice or both would constitute, a default by any party to any such lease agreement or a basis for a claim of force majeure or other claim of excusable delay or non-performance thereunder, other than with respect to any default, event or claim which, individually or in the aggregate, would not have a Material Adverse Effect;

(ii) Except as set forth in Section 2.3(o) of the Company Disclosure Schedule, Company and its Subsidiary have good and marketable title to all of their respective assets and properties, in each case free and clear of all Liens. Company and its Subsidiary lease or own all properties and assets necessary for the operation of their respective businesses as presently conducted, and the assets and properties of Company and its Subsidiary include all of the assets, of every kind and nature, whether tangible or intangible, and wherever located, which are utilized by Company or its Subsidiary in the conduct of their respective businesses. Neither Company nor its Subsidiary have received notice of any violation of, or default under, any Law, ordinance, order, regulation, or governmental or contractual requirement relating to the assets and properties of Company or its Subsidiary which remains uncured or has not been dismissed, other than with respect to any violation which, individually or in the aggregate, would not have a Material Adverse Effect. All leases and licenses pursuant to which Company or its Subsidiary lease or license personal and intangible property from others, are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim of force majeure or other claim of excusable delay or non-performance) which would result in a Material Adverse Effect. All the tangible personal property owned or leased by Company or its Subsidiary is in good operating condition and repair, subject only to ordinary wear and tear, and conforms in all respects to all applicable Laws, ordinances, orders, regulations or governmental or contractual requirements relating to their operations.

(p) Affiliate Transactions. Except (i) for employment relationships between Company or its Subsidiary and employees of Company or its Subsidiary otherwise disclosed pursuant to this Agreement, (ii) for remuneration by Company or its Subsidiary for services rendered as a director, officer or employee of Company or its Subsidiary otherwise disclosed pursuant to this Agreement, or (iii) as set forth in Section 2.3(p) of the Company Disclosure Schedule, (A) neither Company nor its Subsidiary has, and has not since its inception, in the ordinary course of business or otherwise, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to any affiliate of Company or its Subsidiary; (B) neither Company nor its Subsidiary owes any amount to any affiliate of Company or its Subsidiary; (C) no affiliate of Company or its Subsidiary owes any amount to any of Company or its Subsidiary; and (D) no part of the property or assets of any affiliate of Company or its Subsidiary is used by either of Company or its Subsidiary in the conduct or operation of their businesses. No affiliate of Company or its Subsidiary owns any business which is a significant competitor of Company or its Subsidiary.

(q) Health Insurance Portability and Accountability Act of 1996. Company is, and Company’s business is being conducted, in compliance in all material respects with the Health Insurance Portability and Accountability Act of 1996.

(r) Off-Balance Sheet Arrangements. Section 2.3(r) of the Company Disclosure Schedule describes, and Company has delivered to Parent copies of the documentation creating or governing, all securitization transactions and other “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC) that existed or were effected by Company since January 1, 2004 in effect on the date hereof.

(s) Environmental Matters.

Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Environment” shall mean air, land, surface soil, subsurface soil, sediment, surface water, groundwater, wetlands and all flora and fauna present therein or thereon.

“Environmental Conditions” shall mean any pollution or contamination or threatened pollution or contamination of, or the Release or threatened Release of Hazardous Materials into, the Environment.

“Environmental Laws” means all federal, regional, state, county or local Laws, statutes, ordinances, decisional law, rules, regulations, codes, orders, decrees, directives and judgments relating to public health or safety, pollution, damage to or protection of the Environment, Environmental Conditions, Releases or threatened Releases of Hazardous Materials into the Environment or the use, manufacture, processing, distribution, treatment, storage, generation, disposal, transport or handling of Hazardous Materials, including but not limited to, the Federal Water Pollution Control Act, 33 U.S.C. §§ 1231-1387; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901-6991 (“RCRA”); the Clean Air Act, 42 U.S.C. §§7401-7642; the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601-9675 (“CERCLA”); the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2629; the Federal Occupational Safety and Health Act, 29 U.S.C. § 657 et seq. (“OSHA”); comparable state laws; and any and all rules and regulations promulgated thereunder.

“Hazardous Materials” shall mean any substances, materials or wastes, whether liquid, gaseous or solid, or any pollutant or contaminant, that is infectious, toxic, hazardous, explosive, corrosive, flammable or radioactive, including without limitation, petroleum, polychlorinated biphenyls, asbestos and asbestos containing materials and urea formaldehyde, or that is regulated under, defined, listed or included in any Environmental Laws, including without limitation, CERCLA, RCRA and OSHA.

“Release” shall mean any intentional or unintentional release, discharge, burial, spill, leaking, pumping, pouring, emitting, emptying, injection, disposal or dumping into the Environment.

Except as set forth in Section 2.3(s) of the Company Disclosure Schedule:

(i) The respective businesses of Company and its Subsidiary, and the Company Real Properties, are, and at all times have been, in compliance with all applicable Environmental Laws, except for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect.

(ii) Company possesses all permits, authorizations, licenses, approvals and consents required under Environmental Laws (“Environmental Permits”) in order to conduct its business as it is now being conducted. Company is in compliance with all requirements, terms and provisions of such Environmental Permits, except for such non-compliance which, individually or in the aggregate, would not have a Material Adverse Effect.

(iii) Company and its Subsidiary have filed on a timely basis (and updated as required) all reports, disclosures, notifications, applications, pollution prevention, storm water prevention or discharge prevention or response plans or other emergency or contingency plans required to be filed under Environmental Laws with respect to their business and the Company Real Properties.

(iv) Neither Company nor, to Company’s Knowledge, its Subsidiary have received any notice that Company, its Subsidiary or any of the Company Real Properties: (1) is in violation of the requirements of any Environmental Permit or Environmental Laws; (2) is the subject of any suit, claim, proceeding, demand, order, investigation or request or demand for information arising under any Environmental Permit or Environmental Laws; or (3) has actual or potential liability under any Environmental Laws, including without limitation, CERCLA, RCRA or any comparable state or local Environmental Laws.

(v) To Company’s Knowledge, there are no Environmental Conditions or other facts, circumstances or activities arising out of or relating to the business of Company or its Subsidiary or the use, operation or occupancy by Company or its Subsidiary of any of the Company Real Properties that result or reasonably could be expected to result in (1) any obligation of Company or its Subsidiary to file any report or notice, to conduct any investigation, sampling or monitoring or to effect any environmental cleanup or remediation, whether on-site or offsite; or (2) liability, either to governmental agencies or third parties, for damages (whether to person, property or natural resources), cleanup costs or remedial costs of any kind or nature whatsoever.

(vi) Neither Company nor, to Company’s Knowledge, its Subsidiary has transported for storage, treatment or disposal, by contract, agreement or otherwise, or arranged for the transportation, storage, treatment or disposal, of any Hazardous Material at or to any location including, without limitation, any location used for the treatment, storage or disposal of Hazardous Materials.

(t) Intellectual Property.

(i) As used in this Agreement, the term “Intellectual Property Rights” means all: (i) patents, patent applications, foreign patents and foreign patent applications, inventions and designs, and any registrations thereof with any agency or authority, (ii) trademarks, service marks, trade names, domain names, copyrights and mask works and all registrations and applications to register any of the foregoing with any agency or authority; (iii) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, including all formulae, processes, know-how, technical and clinical data, shop rights, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information and any media or other tangible embodiment thereof and all descriptions thereof; (iv) all other technology and intangible property, including without limitation computer software and programs in object code or source code form, databases, and documentation and flow charts; and (v) all licenses, grants or other rights running to or from a person relating to any of the foregoing, including material transfer agreements.

(ii) Set forth on Section 2.3(t) of the Company Disclosure Schedule is a true, accurate and complete list of all Intellectual Property Rights owned, licensed or used by Company or its Subsidiary and that are material to the business of Company as presently conducted or as contemplated to be conducted (hereinafter referred to as the “Company Intellectual Property Rights”), specifying whether such Intellectual Property Rights are exclusive or non-exclusive to Company or its Subsidiary and including identifying information of all federal, state and foreign registrations of such Intellectual Property Rights or applications for registration thereof (but excluding software licenses that are generally commercially available).

(iii) Company or its Subsidiary owns, is licensed to use, or otherwise has the full legal right to use all of the Company Intellectual Property Rights, free and clear of any Lien. To Company’s Knowledge, such Company Intellectual Property Rights are sufficient for the conduct of Company’s business as presently conducted and to Company’s Knowledge, as contemplated to be conducted, and constitute all of the Intellectual Property Rights owned, licensed or used by Company. Except for the licenses disclosed in Section 2.3(t) of the Company Disclosure Schedule (hereinafter referred to as the “Company Licenses”), (A) Company is not bound by or a party to any rights or options (whether or not currently exercisable), licenses or agreements of any kind (other than software licenses that are generally commercially available) with respect to the Company Intellectual Property Rights and (B) to Company’s Knowledge, there are no other outstanding rights or options (whether or not currently exercisable), licenses or agreements of any kind relating to Company Intellectual Property Rights. Except under the Company Licenses identified in Section 2.3(t) of the Company Disclosure Schedule, Company is not obligated to pay any royalties or other compensation or expenses (other than fees for software licenses that are generally commercially available), to any third party in respect of its ownership, use or license of any of the Company Intellectual Property Rights. There has been no breach or violation by Company, and to Company’s Knowledge there is no breach or violation by any other party to, any Company License that is reasonably likely to give rise to any termination or any loss of rights thereunder.

(iv) Except as set forth in Section 2.3(t) of the Company Disclosure Schedule, to the Company’s Knowledge, neither Company’s business, as presently conducted or as contemplated to be conducted, nor the current and contemplated products or services of Company infringe, constitute the misappropriation of, or conflict with, any Intellectual Property Rights of any third party. Company is not aware of any claim, and has not received any notice or other communication (in writing or otherwise) of any claim from, any person asserting that Company’s business, as presently conducted or as contemplated to be conducted, or any of the current or contemplated products or services of Company infringe or may infringe, constitute the misappropriation of, or conflict with, any Intellectual Property Rights of another person. Company is not aware of any existing or threatened infringement, misappropriation, or competing claim by any third party on the right to use or own any of, the Company Intellectual Property Rights.

(v) Company has taken commercially reasonable measures and precautions to establish and preserve the confidentiality, secrecy and ownership of all Company Intellectual Property Rights with respect to its products and services. Without limiting the generality of the foregoing employees who have had access to confidential or proprietary information of Company have executed and delivered to Company confidentiality agreements in a form customary in the industry in which Company operates. Copies of such agreements have been delivered to Parent, and all of such agreements are in full force and effect. Company is not aware of any violation of the confidentiality of any non-public Company Intellectual Property Rights. Company is not making unlawful use of any confidential information or trade secrets of any third party. To Company’s Knowledge, the activities of Company’s employees, consultants, or independent contractors on behalf of Company’s business, as presently conducted and contemplated to be conducted, do not violate any agreements or arrangements which such employees have with former employers or any other third person. To Company’s Knowledge, no current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any of the Company Intellectual Property Rights.

(vi) Except as set forth in Section 2.3(t) of the Company Disclosure Schedule, to Company’s Knowledge, no third party has infringed, misappropriated or otherwise conflicted with any of the Company Intellectual Property Rights. To Company’s Knowledge, there are no third party challenges to the Company Intellectual Property Rights including interferences, reexaminations, oppositions and appeals.

(vii) Except as set forth in Section 2.3(t) of the Company Disclosure Schedule, (i) there is no action, suit, order, claim, or to Company’s Knowledge, governmental investigation pending, or, to Company’s Knowledge, threatened in writing against Company or affecting Company, relating to the Company Intellectual Property Rights and reasonably likely so as to cause a Material Adverse Effect (or to Company’s Knowledge, pending or threatened in writing against any of the officers, directors or employees of Company with respect to Company’s business or proposed business activities) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); (ii) nor has there been any such actions, suits, orders, claims, or to Company’s Knowledge, governmental investigations or claims pending against Company at any time; (iii) to Company’s Knowledge, there is no valid basis for any of the foregoing; (v) Company is not subject to any judgment, order or decree of any court or other governmental agency; and (vi) there is no action, suit, proceeding, or investigation by Company currently pending or which Company presently intends to initiate with respect to the transactions contemplated by the Agreement.

(u) Certain Agreements. Section 2.3(u) of the Company Disclosure Schedule lists, as of the date hereof, each of the following contracts, agreements or arrangements, whether written or oral, to which Company is a party or by which it is bound (collectively, the “Company Material Contracts”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) all healthcare and clinical testing contracts measured in terms of payments received;

(iii) all Government Contracts;

(iv) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor, in amounts greater than $100,000 (it being understood that trade payables, ordinary course business funding mechanisms between Company and its customers and providers shall not be considered indebtedness for purposes of this provision);

(v) any contract or other agreement expressly restricting the payment of dividends or the repurchase of stock or other equity;

(vi) collective bargaining contracts;

(vii) material joint venture, partnership agreements or other similar agreements;

(viii) any contract for the pending acquisition, directly or indirectly (by merger or otherwise), of any entity or business;

(ix) any contract, agreement or policy for reinsurance involving ceded insurance premiums of greater than $100,000;

(x) leases for real or personal property involving annual expense in excess of $500,000 and not cancelable by Company (without premium or penalty) within twelve (12) months;

(xi) all contracts to which Company is a party granting any license to intellectual property (other than trade and service marks) and any other license (other than real estate or computer software) having an aggregate value per license, or involving payments to Company, of more than $100,000 on an annual basis;

(xii) all confidentiality agreements (other than in the ordinary course of business), agreements by Company not to acquire assets or securities of a third party or agreements by a third party not to acquire assets or securities of Company;

(xiii) any contract, other than any insured customer contracts or equipment lease, having an aggregate value per contract, or involving payments by or to Company, of more than $100,000 on an annual basis that requires consent of a third party in the event of or with respect to the Merger, including in order to avoid termination or loss of benefits under any such contract;

(xiv) any non-competition agreement or any other agreement or arrangement that by its terms (A) limits or otherwise restricts Company or any successor thereto or (B) would, after the Effective Time, limit or otherwise restrict Company or Parent including the Surviving Corporation or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(xv) any contract or order with or from a Governmental Entity; and

(xvi) all employment contracts, consulting agreements, representative agreements and service contracts to which Company is a party.

Company has previously made available to Parent complete and accurate copies of each Company Material Contract listed, or required to be listed, in Section 2.3(u) of the Company Disclosure Schedule (including all amendments, modifications, extensions, renewals, guarantees or other contracts with respect thereto, but excluding certain names, terms and conditions that have been redacted in compliance with applicable laws governing the sharing of information or otherwise). All of the Company Material Contracts are valid and binding and in full force and effect (except those which are cancelled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Company. To Company’s Knowledge, no Person is challenging the validity or enforceability of any Company Material Contract, except such challenges which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. Company has not, and to Company’s Knowledge, as of the date hereof, none of the other parties thereto, have violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under the provisions of, any Company Material Contract, except for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

(v) FDA Matters.

(i) For purposes of this Agreement: (i)”FDA” means the United States Food and Drug Administration and corresponding regulatory agencies in other countries and in states of the United States, (ii) “FDA Clearance and Approval” means any pre-market notification or pre-market approval application, consent, certificate, registration, permit, license or other authorization, and the filing of any notification, application, report or information, required by the FDA or any other government entity pursuant to any FDA Law, (iii) “FDA Company Contractor” means any person with which Company or its Subsidiary formerly or presently had or has any agreement or arrangement (whether oral or written) under which that person has or had physical possession of, or was or is obligated to develop, test, process, investigate, manufacture or produce, any FDA Regulated Product on behalf of Company, (iv) “FDA Law” means any statute, regulation, judicial or administrative interpretation, guideline, point-to-consider, recommendation or standard international guidance relating to any FDA Regulated Product, including, without limitation, the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. sec. 301 et seq., the FDA Modernization Act of 1997, Stand Alone Provisions, Pub. L. No. 105-115, 111 Stat. 2295 (1997), and equivalent statutes, regulations and guidance’s adopted by countries, international bodies and other jurisdictions, in addition to the United States, where Company has facilities, does business, or directly or through others sells or offers for sale any FDA Regulated Product, and (v) “FDA Regulated Product” means any product or component including, without limitation, any medical device, that is studied, used, held or offered for sale for human research or investigation or clinical use.

(ii) Company has not obtained any clearances or approvals from the FDA to conduct its current businesses, to manufacture, hold or sell FDA Regulated Products, and to use and occupy the Company Real Properties.

(iii) Company has no obligations to submit reports and filings to the FDA.

(iv) Except as set forth in Section 2.3(v) to the Company Disclosure Schedule, there is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, notice of violation, investigation, notice, demand letter, proceeding or request for information pending or any liability (whether actual or contingent) to comply with any FDA Laws. There is no act, omission, event or circumstance of which Company has Knowledge that may give rise to any such action, suit, demand, claim, complaint, hearing, notice of violation, investigations, notice, demand letter, proceeding or request, or any such liability:

against, involving or of Company, or

against, involving or of any other person (including, without limitation, any FDA Company Contractor) that could be imputed or attributed to Company.

(v) There has not been any violation of any FDA Laws by Company in their prior product developmental efforts, or any other Governmental Entity (or any failure to make any such submission or report) that could reasonably be expected to require investigation, corrective action or enforcement action.

(w) Employee Benefit Plans.

(i) Except as set forth on Section 2.3(w) of the Company Disclosure Schedule, neither Company nor its Subsidiary maintains, sponsors, contributes to, is required to contribute to, is a party to, or otherwise has or is reasonably expected to have any liability (contingent or otherwise) with respect to (1) any “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, (3) any plan or agreement providing for bonuses, stock options, stock appreciation rights, stock purchase plans or other forms of equity-based compensation, (4) any other plan or agreement involving direct or indirect compensation (including any deferred compensation) other than workers’ compensation, unemployment compensation and other government programs, (5) any employment, severance, separation, change of control or other similar contract, arrangement or policy providing for insurance coverage, salary continuation, non-statutory workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, pension, supplemental pension, savings, retirement savings, fringe benefits, deferred compensation, profit-sharing, bonuses, other forms of incentive compensation or post-retirement insurance, compensation or benefits, (6) any other employee benefit plan, arrangement, program, agreement, policy or practice, formal or informal, funded or unfunded, insured or self-insured, that covers any current or former employee of Company or its Subsidiary, or (7) any multiemployer plan (within the meaning of Section 3(37) of ERISA) (hereinafter “Multiemployer Plan”). Each plan or agreement required to be set forth on Section 2.3(w) of the Company Disclosure Schedule, other than a Multiemployer Plan, pursuant to the foregoing is referred to herein as a “Company Benefit Plan.”

(ii) Company has delivered or made available to Parent the following documents with respect to each Company Benefit Plan: (1) correct and complete copies of all documents embodying such Company Benefit Plan, including (without limitation) all amendments thereto and all related trust documents, (2) a written description of any Company Benefit Plan that is not set forth in a written document, (3) the most recent summary plan description, summary of material modifications and other similar descriptive materials distributed to plan participants and beneficiaries, (4) the most recent Internal Revenue Service (“IRS”) determination letter or similar forms of any applicable foreign jurisdiction, if any, (5) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, and (6) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts and group insurance contracts.

(iii) Each Company Benefit Plan materially complies, and has been maintained and administered in all material respects in compliance with, its terms and with the requirements prescribed by any and all applicable law, including (without limitation) ERISA and the Code. All material contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Company Benefit Plans have been timely made or accrued. Neither Company nor its Subsidiary has taken or failed to take any action with respect to any Company Benefit Plan which might create any material liability on the part of Company or its Subsidiary.

(iv) Neither Company nor its Subsidiary maintains, participates in or contributes to, nor have they ever maintained, participated in, or contributed to, any Multiemployer Plan, a plan described in Section 413 of the Code, or any plan subject to Title IV of ERISA or Section 302 of ERISA. Neither Company nor its Subsidiary has any outstanding or contingent obligations or liabilities (including, without limitation, any withdrawal liability) with respect to a Multiemployer Plan providing pension or other benefits, a plan described in Section 413 of the Code, or any plan subject to Title IV of ERISA or Section 302 of ERISA.

(v) Neither Company nor its Subsidiary is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. With respect to each Benefit Plan which is a “group health plan” as defined in Section 5000(b)(1) of the Code and Section 607(l) of ERISA, Company and its Subsidiary have complied in all material respects with the applicable health care continuation requirements in Section 4980B of the Code and in ERISA. Company, and its Subsidiary, and each Company Benefit Plan which is a group health plan has, as of the date hereof, complied in all material respects with the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to employees of Company and its Subsidiary. No “prohibited transaction,” within the meaning of Section 4975(c) of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Plan.

(vi) Except as set forth on Section 2.3(w) of the Company Disclosure Schedule, there is no contract, plan or arrangement covering any employee or former employee of Company or its Subsidiary that, individually or collectively, would give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by Company or its Subsidiary by reason of Section 280G or 162(m) of the Code.

(vii) No material action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to Company’s Knowledge, threatened against or with respect to any Company Benefit Plan, or the assets or any fiduciary thereof (in that person’s capacity as a fiduciary of such Company Benefit Plan) and to Company’s Knowledge, there are no facts likely to give rise to any such action, suit or claim. There are no audits, inquiries or proceedings pending or, to Company’s Knowledge, threatened by the IRS or the United States Department of Labor or corresponding authority in Canada with respect to any Company Benefit Plan, and no Company Benefit Plan has been the subject of any application for relief under the Internal Revenue Service Employee Plans Compliance Resolution System or the Closing Agreement Program, nor has any Company Benefit Plan been the subject of any application for relief under the United States Department of Labor Voluntary Fiduciary Correction Program or Delinquent Filer Voluntary Compliance Program.

(viii) All Company Benefit Plans that are intended to be qualified and exempt from United States federal income taxes under Section 401(a) and Section 501(a), respectively, of the Code, have been the subject of favorable determination letters or in the case of prototype plans, opinion letters, from the IRS which consider the effect of the series of laws commonly known as GUST, and no such determination letter has been revoked nor has revocation been threatened.

(ix) Except for Company Benefit Plans for employees working in Canada, each “fiduciary” (within the meaning of Section 3(21)(A) of ERISA) as to each Company Benefit Plan has complied in all material respects with the requirements of ERISA and all other applicable law in respect of each such Company Benefit Plan.

(x) Except as set forth in Section 2.3(w) of the Company Disclosure Schedule, all required employer and employee contributions and premiums under the Company Benefit Plans to the date hereof have been paid or duly accrued, the respective fund or funds established under the Company Benefit Plans are, in all material respects, funded in accordance with all applicable law and such plans, and no material past service funding liabilities exist thereunder.

(xi) Other than any pension benefits payable under the Company Benefit Plans, neither Company nor its Subsidiary is under any obligation to provide benefits or coverage under a Company Benefit Plan to retirees of Company or its Subsidiary or other former employees of Company or its Subsidiary (or the beneficiaries of such retirees or former employees), including, but not limited to, retiree health care coverage (except to the extent mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985).

(xii) Neither Company nor its Subsidiary maintains any voluntary employees’ beneficiary association within the meaning of Sections 501(c)(9) and 505 of the Code (a VEBA) with respect to any Company Benefit Plan.

(xiii) No commitments have been made by Company or its Subsidiary to amend any Company Benefit Plan, to provide increased benefits thereunder or to establish any new benefit plan, except as required by applicable laws or as disclosed in Section 2.3(w) of the Company Disclosure Schedule. None of the Company Benefit Plans require or permit retroactive increases or assessments in premiums or payments. Except as set forth in Section 2.3(w) of the Company Disclosure Schedule, all Company Benefit Plans can be amended or terminated without any restrictions and Company or its Subsidiary has the unrestricted power to amend or terminate any of the Company Benefit Plans.

(x) Labor Matters. There are no disputes pending or to Company’s Knowledge, threatened between Company or its Subsidiary on the one hand and any of their respective employees on the other, and, to Company’s Knowledge, there are no organizational efforts currently being made or threatened involving any of such employees. Company has materially complied with all laws relating to the employment of labor, including without limitation, any provisions thereof relating to wages, hours, collective bargaining and the payment of social security and similar taxes, and is not liable for any material arrearage of wages or any taxes or penalties for failure to comply with any of the foregoing.

(y) Insurance. As of the date of this Agreement, Company and its Subsidiary maintain insurance policies, and bonding arrangements, covering all of their respective assets and properties, and in each case the various occurrences which may arise in connection with the operation of their respective businesses. Section 2.3(y) of the Company Disclosure Schedule attached hereto sets forth all such policies and bonding arrangements. Such policies and bonding arrangements are in full force and effect, all premiums and other amounts due thereon have been paid, and Company and its Subsidiary have complied with the provisions of such policies and bonding arrangements. There are no notices of any pending or threatened terminations or premium increases with respect to any such policies or bonding arrangements, and such policies and bonding arrangements will not be modified as a result of or terminate or lapse by reason of, the transactions contemplated by this Agreement.

(z) Absence of Sensitive Payments. Neither Company nor its Subsidiary, nor any of their respective directors or officers, nor, to Company’s Knowledge, any of the employees or agents of Company or its Subsidiary, has directly or indirectly (a) made any contribution or gift which contribution or gift is in violation of any applicable Law, (b) made any bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained for or in respect of Company or its Subsidiary, or any affiliate of Company or its Subsidiary, or (iv) in violation of any Law or legal requirement, or (c) established or maintained any fund or asset of Company or its Subsidiary, that has not been recorded in the books and records of Company or its Subsidiary. For purposes of this Agreement, the term “Person” shall mean an individual, partnership, venture, unincorporated association, organization, syndicate, corporation, limited liability company, or other entity, trust, trustee, executor, administrator or other legal or personal representative or any government or any agency or political subdivision thereto, and the term “Law” shall mean any law in any jurisdiction (including common law), statute, code, ordinance, rule, regulation, permit, order, decree or other requirement or guideline.

(aa) Books and Records. The books and records of Company and its Subsidiary with respect to Company and its Subsidiary, their operations, employees and properties have been maintained in the usual, regular and ordinary manner, all entries with respect thereto have been accurately made, and all transactions involving Company and its Subsidiary, have been accurately accounted for.

(bb) Compensation. Except as disclosed in Section 2.3(cc) of the Company Disclosure Schedule attached hereto, neither Company nor its Subsidiary has any agreement with any employee with regard to compensation, whether individually or collectively, that, with respect to employees located in Canada can be terminated by providing the notice or indemnity required by applicable Canadian federal or provincial law, and set forth in Section 2.3(bb) of the Company Disclosure Schedule attached hereto is a list of all employees of Company and its Subsidiary entitled to receive annual compensation in excess of $100,000 and their respective positions and salaries. No union or other collective bargaining unit has been certified or recognized by Company or its Subsidiary as representing any of their respective employees. Neither Company nor Parent will incur any liability with respect to any payment due or damage suffered by any employee of Company or its Subsidiary, including, but not limited to, any claims for severance, termination benefits or similar claims, by virtue of the operation of the transactions contemplated hereby.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS

3.1. Conduct of Business of Company Pending the Merger. Company covenants and agrees that, during the period from the date hereof to the Effective Time and except as otherwise agreed to in writing by Parent or as expressly contemplated by this Agreement, the business of Company shall be conducted only in, and Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and Company, except as expressly contemplated by this Agreement, shall use its commercially reasonable efforts to preserve substantially intact the business organization of Company, to keep available the services of the present officers and employees and to preserve the present relationships of Company with such of the customers, suppliers, licensors, licensees, or distributors with which Company has significant business relations. By way of amplification and not limitation, without the prior written consent of Parent (which shall not be unreasonably withheld or delayed), Company shall not, between the date of this Agreement and the Effective Time, except as set forth in Section 3.1 of the Company Disclosure Schedule, directly or indirectly do, or propose or commit to do, any of the following:

(a) Amend its certificate of incorporation or bylaws or equivalent organizational documents;

(b) Except for (i) a Company Subsequent Issuance, (ii) the issuance of stock options under the Option Plan to employees and consultants of Company and (iii) the issuance of warrants in connection with certain contemplated financing as described in Section 3.1 of the Company Disclosure Schedule, issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, but not limited to, stock appreciation rights or phantom stock), of Company;

(c) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Company Capital Stock;

(d) Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business;

(e) Modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable Law;

(f) Transfer, sell, lease, mortgage, or otherwise dispose of or subject to any Lien any of its assets, including the Company Capital Stock (except (i) by incurring Permitted Liens (as defined in Article X); and (ii) equipment and property no longer used in the operation of Company’s business) other than in the ordinary course of business consistent with past practice;

(g) Except as may be required as a result of a change in Law or in generally accepted accounting or actuarial principles, make any change to the accounting practices or principles or reserving or underwriting practices or principles used by it;

(h) Settle or compromise any pending or threatened suit, action or claim (other than the payment of health benefit claims on behalf of customers of Company) involving a payment by Company in excess of $100,000;

(i) Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Company;

(j) Fail to use commercially reasonable efforts to maintain in full force and effect the existing insurance policies covering Company or its properties, assets and businesses or comparable replacement policies;

(k) Authorize or make capital expenditures in excess of $250,000;

(l) (i) Make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change any annual tax accounting period, change any material method of Tax accounting, enter into any closing agreement relating to any Tax, or surrender any right to claim a Tax refund or (ii) consent, without providing advance notice to Parent, to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(m) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of the Company Capital Stock or its stock options or debt securities;

(n) (i) Repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities; (ii) except as set forth in Section 3.1 of the Company Disclosure Schedule incur any indebtedness for borrowed money (including pursuant to any commercial paper program or credit facility of Company) or issue any debt securities; or (iii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person, other than providers of Company in the ordinary course of business consistent with past practice;

(o) Except as set forth in Section 3.1 of the Company Disclosure Schedule, enter into or renew, extend, materially amend or otherwise materially modify (i) any Company Material Contract, or (ii) any other contract or agreement (with “other contract or agreement” being defined for the purposes of this subsection as a contract or agreement which involves Company incurring a liability in excess of $250,000 and which is not terminable by Company without penalty upon one year or less notice);

(p) Except as set forth in Section 3.1 of the Company Disclosure Schedule and except to the extent required under this Agreement or pursuant to applicable law, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of officers and employees of Company in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into, or amend, any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of Company, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, welfare, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except for any plan amendments to comply with Section 409A of the Code (provided that any such amendments shall not materially increase the cost of such plan to Company);

(q) Grant any license with respect to Intellectual Property Rights other than non-exclusive licenses granted in the ordinary course of business;

(r) Take any action or omit to take any action that would reasonably be expected to cause any Intellectual Property Rights used or held for use in its business to become invalidated, abandoned or dedicated to the public domain;

(s) Take or fail to take any action that would prevent the Merger from qualifying as reorganization within the meaning of Section 368(a) of the Code;

(t) Except as set forth in Section 3.1 of the Company Disclosure Schedule, effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act (WARN), affecting in whole or in part any site of employment, facility, operating unit or employee of Company;

(u) Pay, discharge or satisfy any claims, liabilities or obligations (absolute accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the financial statements of Company or incurred in the ordinary course of business and consistent with past practice;

(v) Enter into any transaction with, or enter into any agreement, arrangement, or understanding with any of Company’s affiliates that would be required to be disclosed pursuant to Item 404 of SEC Regulation S-K; or

(w) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 3.1(a) through 3.1(v) or any action which would result in any of the conditions set forth in Article VI not being satisfied or would materially delay the Closing.

3.2. Conduct of Business of Parent Pending the Merger. Parent covenants and agrees that, during the period from the date hereof to the Effective Time and except as otherwise agreed to in writing by Company, Parent shall not:

(a) Amend the Parent Charter or bylaws or equivalent organizational documents;

(b) Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, but not limited to, stock appreciation rights or phantom stock), of Parent;

(c) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d) Acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business;

(e) Modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable Law;

(f) Transfer, sell, lease, mortgage, or otherwise dispose of or subject to any Lien any of its assets, including capital stock other than in the ordinary course of business consistent with past practice;

(g) Except as may be required as a result of a change in Law or in generally accepted accounting or actuarial principles, make any change to the accounting practices or principles or reserving or underwriting practices or principles used by it;

(h) Settle or compromise any pending or threatened suit, action or claim involving a payment by Parent in excess of $100,000;

(i) Adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent;

(j) Fail to use commercially reasonable efforts to maintain in full force and effect the existing insurance policies covering Parent or its properties, assets and businesses or comparable replacement policies;

(k) Authorize or make capital expenditures;

(l) (i) Make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability, change any annual tax accounting period, change any material method of Tax accounting, enter into any closing agreement relating to any Tax, or surrender any right to claim a Tax refund or (ii) consent, without providing advance notice to Company, to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(m) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, stock options or debt securities;

(n) (i) Repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities; (ii) incur any indebtedness for borrowed money or issue any debt securities; or (iii) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or capital contributions to, or investments in, any other Person, other than providers of Parent in the ordinary course of business consistent with past practice;

(o) Except as set forth in Section 3.2 of the Parent Disclosure Schedule, enter into or renew, extend, materially amend or otherwise materially modify (i) any material contract, or (ii) any other contract or agreement (with “other contract or agreement” being defined for the purposes of this subsection as a contract or agreement which involves Parent incurring a liability in excess of $250,000 and which is not terminable by Parent without penalty upon one year or less notice);

(p) Except as set forth in Section 3.2 of the Parent Disclosure Schedule and except to the extent required under this Agreement or pursuant to applicable law, increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of officers and employees of Parent in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into, or amend, any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of Parent, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, welfare, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except for any plan amendments to comply with Section 409A of the Code (provided that any such amendments shall not materially increase the cost of such plan to Parent);

(q) Take or fail to take any action that would prevent the Merger from qualifying as reorganization within the meaning of Section 368(a) of the Code;

(r) Pay, discharge or satisfy any claims, liabilities or obligations (absolute accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the financial statements of Parent or incurred in the ordinary course of business and consistent with past practice;

(s) Enter into any transaction with, or enter into any agreement, arrangement, or understanding with any of Parent’s affiliates that would be required to be disclosed pursuant to Item 404 of SEC Regulation S-K; or

(t) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 3.1(a) through 3.1(s) or any action which would result in any of the conditions set forth in Article VI not being satisfied or would materially delay the Closing.

3.3. Operational Matters. From the date of this Agreement until the Effective Time, at the request of Parent, senior management of Company shall (a) confer on a regular and frequent basis with Parent and (b) report (to the extent permitted by law or regulation or any applicable confidentiality agreement) to Parent on operational matters. Company shall file or furnish all reports, communications, announcements, publications and other documents required to be filed or furnished by it with all Governmental Entities between the date of this Agreement and the Effective Time and Company shall (to the extent any report, communication, announcement, publication or other document contains any statement relating to this Agreement or the Merger, and to the extent permitted by law or regulation or applicable confidentiality agreement) consult with Parent for a reasonable time before filing or furnishing any such report, communication, announcement, publication or other document and mutually agree upon any such statement and deliver to Parent copies of all such reports, communications, announcements, publications and other documents promptly after the same are filed or furnished. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, each of Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over respective businesses and operations.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1. Preparation of Proxy Statement.

(a) As soon as practicable following the date of this Agreement, Parent shall, with the cooperation of Company and the PA Management Team (as defined in Article X), prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a proxy statement (the “Proxy Statement”) in preliminary form. The Proxy Statement shall:

(i) request approval from Parent’s stockholders of the Merger and this Agreement upon the terms set forth herein;

(ii) request approval for the amendment of the Parent Charter to, among other things, (A) effect the change of the name of the Parent from its current name to PharmAthene, Inc., (B) delete the preamble and SPAC-specific portions of the Parent Charter from and after the Closing and (C) provide that, for so long as at least 30% of the 8% Convertible Notes remain outstanding, the number of directors constituting the Board of Directors of Parent shall not exceed 7, the number of directors constituting each committee of the Board of Directors of Parent shall not exceed 3, and the holders of the 8% Convertible Notes shall have the right, as a separate class (and notwithstanding the existence of less than three such holders at any given time), to (x) elect 3 members to the Board of Directors of Parent and, (y) to the extent they elect to fill such committee positions, appoint 2 of the 3 members of each Committee of the Board of Directors (including the nominating and corporate governance committee and the compensation committee and committees performing similar functions); and

(iii) request approval from the Parent’s stockholders for an incentive stock option plan in form and substance acceptable to the PA Management Team, Parent and Company (“Stock Option Plan”) to provide for, among other things, the reservation of a sufficient number of shares of Parent Common Stock for issuance thereunder for all outstanding Company Options plus 3,000,000; and (v) such other approvals as the parties may determine are necessary or desirable. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger.

The Proxy Statement shall be filed in preliminary form in accordance with the Exchange Act, and each of Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Parent shall use its reasonable best efforts to (1) prepare and file with the SEC the definitive Proxy Statement, (2) cause the Proxy Statement, including any amendment or supplement thereto to be approved by the SEC, and (3) to cause the definitive Proxy Statement to be mailed to Parent’s stockholders and holders of Parent Warrants as promptly as practicable after the SEC has approved them. Parent shall notify Company promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and each of Parent and Company shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.

(b) The parties hereto shall use all reasonable efforts to have the Proxy Statement approved by the SEC as promptly as practicable after such filing. Parent and its counsel shall obtain from Company and the PA Management Team such information required to be included in the Proxy Statement and, after consultation with Company and its counsel, respond promptly to any comments made by the SEC with respect to the Proxy Statement. Parent shall allow Company’s full participation in the preparation of the Proxy Statement and any amendment or supplement thereto and shall consult with Company and its advisors concerning any comments from the SEC with respect thereto. The PA Management Team and Company’s independent accountants shall assist Parent and its counsel in preparing the Proxy Statement and acknowledge that a substantial portion of the Proxy Statement shall include disclosure regarding Company, its management, operations and financial condition. Company shall furnish consolidated audited financial statements for the fiscal years ended December 31, 2006 as soon as they become available and in no event later that February 14, 2007, for inclusion in the Proxy Statement. The PA Management Team shall make itself available to Parent and its counsel in connection with the drafting of the Proxy Statement and responding in a timely manner to comments from the SEC and shall cause to be delivered opinions of counsel related to FDA and Intellectual Property Rights matters as described in the Proxy Statement with respect to Company’s business as Parent may reasonably request opining on such matters as are usual and customary for underwritten public offerings. All information regarding Company, its management, operations and financial condition, including any material contracts required to be filed as part of the Proxy Statement (for purposes hereof referred to collectively as “Company Information”) shall be true and correct in all material respects and shall not contain any misstatements of any material information or omit any material information regarding Company. Prior to the filing of the Proxy Statement with the SEC and each amendment thereto, the PA Management shall confirm in writing to Parent and its counsel that it has reviewed the Proxy Statement (and each amendment thereto) and approved the Company Information contained therein.

(c) If, prior to the Effective Time, any event occurs with respect to Company, or any change occurs with respect to other information supplied by Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Company shall promptly notify Parent of such event, and Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders.

(d) If, prior to the Effective Time, any event occurs with respect to Parent or Merger Sub, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify Company of such event, and Parent and Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders.

(e) Parent shall, promptly after the date hereof, take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) as soon as practicable after the Proxy Statement is approved by the SEC. Parent shall consult with Company on the date for Parent Stockholders Meeting. Parent shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as soon as practicable after the Proxy Statement is approved. Parent shall, through Parent’s Board of Directors, recommend to its stockholders that they give the Parent Stockholder Approval, except to the extent that Parent’s Board of Directors shall have withdrawn its approval or recommendation of this Agreement and the Merger, which withdrawal may be made only if deemed by Parent’s Board of Directors to be necessary in order to comply with its fiduciary duties. Notwithstanding any other provision thereof, Parent shall not be restricted from complying with any of its obligations under the Exchange Act.

(f) During the term of this Agreement, Company shall not take any actions to exempt any Person other than Parent and Merger Sub from the threshold restrictions on Company Common Stock ownership or any other anti-takeover provision in Company’s certificate of incorporation, or make any state takeover statute (including any Delaware state takeover statute) or similar statute inapplicable to any Alternative Transaction (as defined in Article X).

(g) Parent shall comply with all applicable federal and state securities laws in all material respects.

4.2. Access to Information. Upon reasonable notice, Company shall afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent reasonable access during normal business hours, during the period prior to the Effective Time, to such of its properties, books, contracts, commitments, records, officers and employees as Parent may reasonably request and, during such period, Company shall furnish promptly to Parent (a) a copy of each report, schedule and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state laws, as applicable (other than documents which Company is not permitted to disclose under applicable Law), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as Parent may reasonably request; provided, however, that Company may restrict the foregoing access to the extent that any Law, treaty, rule or regulation of any Governmental Entity applicable to Company requires Company to restrict access to any properties or information. Parent will hold any such information that is non-public in confidence. Any investigation by Parent shall not affect the representations and warranties of Company.

4.3. Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger and the other transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions, to do, or cause to be done, all things reasonably necessary to satisfy the conditions to Closing set forth herein and to consummate the Merger and the other transactions contemplated by this Agreement. Company shall provide Parent with the opportunity to participate in any meeting or substantive telephone call with any Governmental Entity in respect of any filings, investigations or other inquiry in connection with the transactions contemplated hereby.

(b) Nothing contained in this Section 4.3 or in any other provision of this Agreement shall be construed as requiring Parent to agree to any terms or conditions as a condition to, or in connection with, obtaining any Necessary Consents or any required approval of the health care or other applicable special license requirements that would:

(i) impose any limitations on Parent’s ownership or operation of all or any portion of its or Company’s businesses or assets, or compel Parent or any of its Subsidiaries to dispose of or hold separate all or any portion of its or Company’s, or any of their respective Subsidiaries’, businesses or assets,

(ii) impose any limitations on the ability of Parent to acquire or hold or to exercise full rights of ownership of the Company Common Stock,

(iii) impose any obligations on Parent or Company in respect of or relating to Parent’s or Company’s facilities, operations, places of business, employment levels, products or businesses,

(iv) require Parent or Company to make any payments, or

(v) impose any other obligation, restriction, limitation, qualification or other condition on Parent or Company (other than, with respect to clauses (iii), (iv) and (v), such terms or conditions as are reasonable and relate to the ordinary course of business of Company and that are imposed by a Governmental Entity with power and authority to grant the Necessary Consents, and which individually or in the aggregate (A) could have been imposed on Company as of January 1, 2006 by such Governmental Entity in the ordinary course of regulating the business of Company and (B) do not competitively disadvantage Parent or Company) (any such term or condition in (i) through (v) being referred to herein as a “Burdensome Term or Condition”).

4.4. No Solicitation of Transactions. Each of Parent and Company agrees that neither Parent nor Company nor any of their respective officers and directors shall, and that they shall use their respective commercially reasonable efforts to cause their respective employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, except as set forth in Section 3.1 of the Company Disclosure Schedule, (A) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any purchase, transfer or sale of the assets of it, or any purchase or sale of, or tender or exchange offer for, its voting securities (any such proposal, offer or transaction (other than a proposal or offer made by one party to this Agreement to the other party to this Agreement or an affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (B) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (C) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (D) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

4.5. Employee Benefits Matters. From the date hereof until the Effective Time, Company shall provide compensation and benefits to the current and former employees of Company (other than those current and former employees whose terms and conditions of employment are subject to a collective bargaining agreement) upon the same terms as have been provided to such employees prior to the date of this Agreement, subject to termination of such compensation or benefits in accordance with their terms and any adjustment required by applicable law, the terms and conditions of any contract or agreement or the provisions of any Company Benefit Plan.

4.6. Notification of Certain Matters. Company shall use commercially reasonable efforts to give prompt notice to Parent, and Parent shall use commercially reasonable efforts to give prompt notice to Company, to the extent that either acquires actual knowledge of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (b) any failure of Parent, Merger Sub or Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

4.7. Public Announcements. Parent and Company shall develop a joint communications plan and each party shall (a) ensure that all press releases and other public statements and communications (including any communications that would require a filing under Rule 425, Rule 165 and Rule 166 of the Securities Act or Rule 14a-12 of the Exchange Act) with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan and (b) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, Company shall consult with Parent for a reasonable time before issuing any press release or otherwise making any public statement or communication (including any communication that would require a filing under Rule 425, Rule 165 and Rule 166 of the Securities Act or Rule 14a-12 of the Exchange Act), and Parent and Company shall mutually agree upon any such press release of Company or any such public statement or communication by Company, with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent required by applicable Law, neither Parent nor Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party.

4.8. Affiliates. Promptly after execution and delivery of this Agreement, Company shall deliver to Parent a letter identifying all persons who, to the best of Company’s Knowledge, may be deemed as of the date hereof “affiliates” of Company for purposes of Rule 145 under the Securities Act, and such list shall be updated as necessary to reflect changes from the date thereof until the Effective Time.

4.9. [reserved]

4.10. Takeover Statutes. Company and its Board of Directors shall, if any takeover statute or similar statute or regulation of any state becomes or may become applicable to this Agreement, the Merger or any other transactions contemplated by this Agreement, grant such approvals and take such actions as are necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

4.11. Transfer Taxes. Each of Parent, Merger Sub and Company shall pay any sales, use, ad valorem, property, transfer (including real property transfer) and similar Taxes imposed on such Person as a result of or in connection with the Merger and the other transactions contemplated hereby.

4.12. AMEX Listing; Symbol. Parent shall cause the shares of Stock Consideration and the Note Conversion Shares to be issued in the Merger to be approved for listing on the AMEX, subject to official notice of issuance, prior to the Effective Time. After the Effective Time, Parent shall cause the symbol under which the Parent Common Stock and Parent Warrants are traded on the AMEX to change to a symbol that, if available, is reasonably representative of the corporate name or business of the Surviving Corporation.

4.13. Trust Fund Closing Confirmation.

(a) Promptly after the date hereof, Parent shall give to the Trustee the notice attached as Exhibit A to the Trust Agreement.

(b) Not later than 48 hours prior to the Effective Time, Parent shall (i) give the Trustee advance notice of the Effective Time, and (ii) cause the Trustee to provide a written confirmation to Parent confirming the dollar amount of the Trust Fund balance held by the Trustee in the Trust Account that will be released to Parent upon consummation of the Merger.

4.14. Directors and Officers of Parent After the Merger. Prior to the Effective Time, Parent shall take all necessary action so that, effective at the Closing, the Board of Directors of Parent shall be reconstituted and pursuant to the Parent Charter and bylaws, shall be fixed at a total of seven (7) persons, and be comprised as follows: (A) the holders of the 8% Convertible Notes shall designate three (3) persons (the “Noteholder Designees”), (B) Company shall designate one (1) person who shall be the current Chief Executive Officer of Company; (C) Parent shall designate two (2) persons; and (D) Company and Parent shall designate one (1) person mutually acceptable to both of them. At least fifteen (15) days prior to the filing of the Proxy Statement, the parties shall notify each other of the names and backgrounds of the persons nominated by them to serve on the Board of Directors of Parent. All such directors, once appointed as of the Effective Time, shall continue to serve in accordance with the Parent Charter and bylaws until their successors are duly elected and qualified; provided, however, that as to the Noteholder Designees, such persons shall continue to serve on the Board of Directors for so long as at least 30% of the principal amount of the 8% Convertible Notes issued as a part of the Merger Consideration remain outstanding (and notwithstanding the existence of less than three such holders at any given time) and provided further, that two (2) of such designees shall be appointed as two (2) of the three (3) members of each committee of the Board of Directors of Parent including the nominating and corporate governance committee and compensation committee of Parent assuming such composition is in compliance with applicable regulations of the AMEX. In the event that any nominee of the holders of the 8% Convertible Notes, Company or Parent, as the case may be, is unable or determines not to complete his initial term, then a replacement nominee of the holders of the 8% Convertible Notes, Company or Parent, as the case may be, shall fill such vacancy, subject to approval of the Board of Directors nominating and governance committee, which approval shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary contained herein, as of the Closing Date, the Board shall include such number of directors deemed “independent” within the rules of the AMEX as such rules may require, but in no event shall the Board include less than two (2) such “independent” directors.

ARTICLE V

Post Closing Covenants

5.1. General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under section 5.6 below). Company acknowledges and agrees that from and after the Closing, Parent will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to Company; provided, however, that after Closing, Parent shall provide to Company stockholders reasonable access to and the right to copy such documents, books, records (including tax records), agreements, and financia1 data where Company stockholders have a legitimate purpose, including without limitation, in the event of an internal revenue service audit.

5.2. Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Company, each of the other parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article VIII below).

5.3. Transition. Company will exercise reasonable commercial efforts to assure that none of Company stockholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Company from maintaining the same business relationships with Company after the Closing as it maintained with Company prior to the Closing. Company will refer all customer inquiries relating to the businesses of Company to Parent or the Surviving Corporation from and after the Closing.

5.4. Tax-Free Reorganization Treatment. The parties hereto shall use their commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and shall not knowingly take or fail to take any action which action or failure to act would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Unless required by law each of Parent, Merger Sub and Company shall not file any Tax Return or take any position inconsistent with the treatment of the Merger as a reorganization described in Section 368(a) of the Code.

5.5. Headquarters of Surviving Corporation. Following the Effective Time, the headquarters and the principal executive offices of the Surviving Corporation shall be in Annapolis, Maryland.

5.6. Indemnification of Directors and Officers of Company. From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its directors and officers as of the Effective Time (the “Indemnified Directors and Officers”) and any indemnification or expense advancement provisions under Company’s certificate of incorporation or bylaws as in effect on the date hereof. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification and expense advancement that are at least as favorable to the Indemnified Directors and Officers as those contained in the certificate of incorporation and bylaws of Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by Law.

5.7. Continuity of Business Enterprise. Parent will continue at least one significant historic business line of Company, or use at least a significant portion of Company’s historic business assets in a business, in each case within the meaning of Reg. §1.368-1(d), except that Parent may transfer Company’s historic business assets (i) to a corporation that is a member of Parent’s “qualified group,” within the meaning of Reg. §1.368-1(d)(4)(ii), or (ii) to a partnership if (A) one or more members of Parent’s “qualified group” have active and substantial management functions as a partner with respect to Company’s historic business or (B) members of Parent’s “qualified group” in the aggregate own an interest in the partnership representing a significant interest in Company’s historic business, in each case within the meaning of Reg. §1.368-1(d)(r)(ii).

5.8. Substantially All Requirement. Following the Merger, to the Knowledge of Parent, Surviving Corporation will hold at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by Company immediately prior to the Effective Time, and at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by Merger Sub immediately prior to the Effective Time. Insofar as this representation is dependent upon actions of Company prior to the Merger, Parent and Merger Sub have assumed that Company will take no action prior to the Merger that will cause Company not to hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets immediately prior to the Effective Time. For purposes of this Section 5.8, cash or other property paid by Company or Merger Sub to stockholders, or used by Company or Merger Sub to pay reorganization expenses, or distributed by Company or Merger Sub with respect to or in redemption of its outstanding stock, other than regular dividends paid in the ordinary course and other than cash or other property transferred by Parent to Merger Sub in pursuance of the plan of Merger immediately preceding, or in contemplation of, the Merger are included as assets held by Company and Merger Sub immediately prior to the Effective Time. Additionally, Parent has not participated in any plan of Company to effect (i) any distribution with respect to any Company stock (other than regular dividend distributions made in the ordinary course), or (ii) any redemption or acquisition of any Company stock (other than in the Merger).

5.9. Composition of the Board of Directors of Parent. Notwithstanding anything to the contrary contained herein, for so long as at least 30% of the principal amount of 8% Convertible Notes issued as part of the Merger Consideration remains outstanding, the number of directors constituting the Board of Directors of Parent shall be fixed at seven (7) and the holders of the 8% Convertible Notes shall have the right, as a separate class (and notwithstanding the existence of less than three (3) such holders at any given time), to elect three (3) members to the Board of Directors of Parent and, to the extent that the holders elect to fill committee positions, they shall have the right, subject to applicable Law and the regulations of the AMEX, to appoint two (2) of the three (3) members of each committee of the Board of Directors including the nominating and corporate governance committee and the compensation committee of Parent. The Parent Charter shall reflect such right of the holders of the 8% Convertible Notes. Parent and its Board of Directors shall include the names of the three (3) nominees of the holders of the 8% Convertible Notes in every proxy statement delivered to stockholders of Parent for any special or annual meeting of Parent’s stockholders at which directors are to be elected during the period commencing on the Closing Date and ending upon the date that less than 30% of the principal amount of the 8% Convertible Notes issued as Merger Consideration remains outstanding, at which time the rights of such holders under this Section 5.9 shall terminate.

ARTICLE VI

CONDITIONS PRECEDENT

6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Parent, Merger Sub and Company to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints, Illegality. (i) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any of the other transactions contemplated in this Agreement and (ii) no Governmental Entity shall have instituted any action or proceeding (which remains pending at what would otherwise be the Closing Date) before any United States court or other Governmental Entity of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement.

(b) Parent Stockholder Approval. The Parent shall have obtained from its stockholders in accordance with the DGCL, (i) approval of this Agreement, the Merger and the transactions contemplated hereby; provided, however, that stockholders of Parent holding not more than 19.99% of the IPO Shares shall have voted against the Merger and exercised their conversion rights under the Parent Charter to convert their shares of Common Stock into a cash payment from the Trust Fund (iii) approval of the amendment of the Parent Charter as set forth in Section 4.1(ii) and (iii) approval of the Stock Option Plan (together, the “Parent Stockholder Approval”).

(c) Company Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been adopted by the Requisite Majority of the Company Capital Stock. At least the Requisite Majority of the holders of the Company Capital Stock and all of the holders of then outstanding PharmAthene Notes shall have executed and delivered the Allocation Agreement and the Note Exchange Agreement, as applicable, and such agreements shall be in full force and effect.

6.2. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver by Parent, on or prior to the Closing Date, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date), other than such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. Parent shall have received a certificate of the chief executive officer and the chief financial officer of Company to such effect.

(b) Performance of Obligations of Company. Company shall have performed or complied in all respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate of the chief executive officer and the chief financial officer of Company to such effect.

(c) Required Governmental Consents. The Necessary Consents shall have been obtained and shall be in full force and effect, and the Necessary Consents shall not, individually or in the aggregate, impose any Burdensome Term or Condition.

(d) No Proceedings. There shall not be pending or threatened any suit, litigation, action or other proceeding relating to the transactions contemplated by this Agreement except as disclosed to Parent.

(e) No Material Adverse Change. At any time on or after the date of this Agreement there shall not have occurred any change, circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Company.

(f) Termination of Side Agreements related to Company Preferred Stock and Subsidiary Capital Stock. Company shall have delivered to Parent executed termination agreements in form and substance reasonably satisfactory to Parent from the holders of the Company Preferred Stock whereby the holders of such securities terminate all rights under any agreements entered into by Company in connection with the issuance and sale of the Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock, including, without limitation, all registration rights agreements, management or stockholder agreements and tag along agreements. Company shall have delivered to Parent executed termination agreements in form and substance reasonably satisfactory to Parent from the signatories to the Amended and Restated Put and Support Agreement, dated July 24, 2006, by and among Company, Canadian Medical Discoveries Fund Inc. and Subsidiary and the Amended and Restated Shareholders’ Agreement, dated July 24, 2006, by and among Company, Canadian Medical Discoveries Fund Inc. and Subsidiary, in each case relating to the Subsidiary Capital Stock.

(g) Deliverables.

(i) Company Officer’s Certificate. Parent shall have been provided with a certificate executed on behalf of Company by an authorized officer to the effect set forth in Sections 6.2(a) and 6.2(b).

(ii) Company Secretary Certificate. Parent shall have received a duly executed certificate from the Secretary of Company with respect to: (A) the certificate of incorporation, as certified by the Secretary of State of Delaware as of a recent date, and bylaws of Company, (B) resolutions of the board of directors of Company with respect to the authorizations of this Agreement and the other agreements contemplated hereby, (C) a certificate of existence and good standing as of a recent date from the Secretary of State of the State of Delaware and (iv) the incumbency of the executing officers of Company.

(iii) Legal Opinion. Parent shall have been furnished with the favorable opinion of McCarter & English, LLP, dated as of the Closing Date, counsel to Company, in form and substance reasonably acceptable to Parent.

(iv) Company Stockholders Lock-Up Agreement. Each of the Company stockholders and holders of PharmAthene Notes and the holders of Company Options and Company Warrants to purchase not less than 100,000 shares of Company Common Stock and all officers and directors of the Company shall have executed a Lockup Agreement in substantially the form attached hereto as Exhibit C (the “Lockup Agreement”), that such person shall not sell, pledge, transfer, assign or engage in any hedging transaction with respect to Parent Common Stock issued to such stockholders as part of the Merger Consideration except in accordance with the following schedule: 50% of the Stock Consideration shall be released from the Lock-Up Agreement commencing six (6) months following the Effective Time, and all Stock Consideration shall be released from the Lock-Up Agreement twelve (12) months following the Effective Time.

(v) Employment Agreements. (a) David Wright shall have duly executed and delivered to Parent an employment agreement in form and substance mutually acceptable to such parties and (b) all other Company employment agreements currently in effect shall have been assumed by Parent or otherwise continued by Company.

(vi) Escrow Agreement. The Stockholders’ Representative and Parent Representative (as defined in Article VIII) shall have duly executed and delivered to Parent the Escrow Agreement.

(vii) Resignations. All current officers and directors of Company shall have executed and delivered to Parent their resignations unless it is contemplated pursuant to the terms of this Agreement that such officer or director shall continued in office following the Closing.

(viii) FIRPTA. Company shall have delivered to Parent a properly executed FIRPTA Notification Letter, in form and substance reasonably acceptable to Parent, which states that shares of Company Capital Stock do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Company shall have provided to Parent, as agent for Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in form and substance reasonably acceptable to Parent, along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of Company upon the Closing.

(ix) Third Party Consents. Company shall have obtained all necessary consents from third parties, including, without limitation, the Necessary Consents.

(x) Instruments and Possessions. In order to effect the Merger, Company shall have executed and/or delivered to Parent:

(A) all Books and Records of Company;

(B) such keys, lock and safe combinations and other similar items as Parent shall require, to obtain, full occupation, possession and control of Company’s facilities;

(C) such changes relating to the bank accounts and safe deposit boxes of Company as are being transferred to the Surviving Corporation;

(D) such other certificates, documents, instruments and agreements as Parent shall deem necessary in its reasonable discretion in order to effectuate the Merger and the other transactions contemplated herein, in form and substance reasonably satisfactory to Parent.

6.3. Additional Conditions to Obligations of Company. The obligations of Company to effect the Merger are subject to the satisfaction or waiver by Company, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date), other than such failures to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Sub. Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date. Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.

(c) Required Governmental Consents. The Necessary Consents shall have been obtained and shall be in full force and effect, and the Necessary Consents shall not, individually or in the aggregate, impose any Burdensome Term or Condition.

(d) No Proceedings. There shall not be pending or threatened any suit, litigation, action or other proceeding relating to the transactions contemplated by this Agreement except as disclosed to Company.

(e) No Material Adverse Change. At any time on or after the date of this Agreement there shall not have occurred any change, circumstance or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

(f) Third Party Consents. Parent shall have obtained all necessary consents from third parties including, without limitation, the Necessary Consents.

(g) Parent Charter Amendment; Board of Directors. The Parent Charter shall have been amended to provide for the structure and election of the Board of Directors as provided herein (including as set forth in Section 4.1(ii)) and all necessary actions on the part of Parent shall have been taken to elect the new slate of directors to the Board of Directors of Parent as of the Effective Time.

(h) AMEX Listing. Parent shall have caused the shares of Stock Consideration to be issued in the Merger to be approved for listing on the AMEX, subject to official notice of issuance, prior to the Effective Time.

(i) Tax Consequences. For U.S. federal income tax purposes, the Merger shall be treated as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

(j) Deliverables.

(i) Parent Officer’s Certificate. At the Closing, Company shall have received a duly executed certificate on behalf of Parent by an authorized officer to the effect set forth in Sections 6.3(a) and 6.3(b).

(ii) Parent Secretary Certificate. At the Closing, Company shall have received a duly executed certificate from the Secretary of Parent and Merger Sub with respect to: (a) the certificate of incorporation, as certified by the Secretary of State of Delaware as of a recent date, and bylaws of such entities, (b) resolutions of the board of directors of such entities with respect to the authorizations of this Agreement and the other agreements contemplated hereby, (c) a certificate of existence and good standing of such entities as of a recent date from the Secretary of State of Delaware and (d) the incumbency of the executing officers of such entities.

(iii) Employment Agreements. Parent shall have (a) duly executed and delivered to David Wright an employment agreement in form and substance mutually acceptable to such parties and (b) all other Company employment agreements currently in effect shall have been assumed by Parent or otherwise continued by Company.

(iv) Note Exchange Agreement. Parent shall have entered into a Note Exchange Agreement in substantially the form of Exhibit E (the“Note Exchange Agreement”) with each of the holders of PharmAthene Notes or with the Stockholders’ Representative on their behalf.

(v) 8% Convertible Notes. The 8% Convertible Notes, in substantially the form attached hereto as Exhibit A, shall have been duly executed and delivered to the holders of the PharmAthene Notes pursuant to such Note Exchange Agreement.

(vi) Legal Opinion. Company and its stockholders shall have been furnished with the favorable opinion of Ellenoff Grossman & Schole LLP, counsel to the Parent, dated as of the Closing Date, in form and substance reasonably acceptable to Company.

(vii) Registration Rights Agreement with respect to Parent Common Stock. Parent shall have entered into a Registration Rights Agreement in substantially the form of Exhibit D (the“Registration Rights Agreement”) with each of Company’s stockholders receiving Parent Common Stock and the holders of the 8% Convertible Notes or the Stockholders’ Representative on their behalf.

(viii) Instruments and Possessions. In order to effect the Merger, Parent and Merger Sub shall have executed and/or delivered to Company such other certificates, documents, instruments and agreements as Parent shall deem necessary in its reasonable discretion in order to effectuate the Merger and the other transactions contemplated herein, in form and substance reasonably satisfactory to Company.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time:

(a) By mutual written consent of Parent, Merger Sub and Company;

(b) By Parent or Company, if (i) the Merger shall not have been consummated on or before August 3, 2007; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party if such party’s action or failure to act has been the principal cause of or resulted in the failure of the Merger to be consummated on or before such date; if (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable; or, (iii) during any 15-day trading period following the execution of this Agreement and before the Effective Time, the average trading price of the publicly-traded warrants of the Parent is below $0.20 per warrant.

(c) By Company, if (i) prior to the Closing Date there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement or any representation or warranty of Parent or Merger Sub shall have become untrue after the date of this Agreement, which breach or untrue representation or warranty (A) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition and (B) is incapable of being cured prior to the Closing Date by Parent or is not cured within thirty (30) days of notice of such breach, (ii) any of the conditions set forth in Sections 6.1 (other than 6.1(c) which shall not be grounds for termination by Company) or 6.3 shall have become incapable of fulfillment; (iii) Parent has not filed its preliminary Proxy Statement with the SEC by February 14, 2007 through no fault of Company or such Proxy Statement has not been approved by the SEC by July 10, 2007; (iv) Parent has not held its Parent Stockholders Meeting to approve the Merger within thirty-five (35) days of approval of the Proxy Statement by the SEC; (v) Parent’s Board of Directors has withdrawn or changed its recommendation to its stockholders regarding the Merger; or (vi) more than 19.99% of the holders of the IPO Shares entitled to vote on the Merger elect to convert their IPO Shares into cash from the Trust Fund.

(d) By Parent, if (i) prior to the Closing Date there shall have been a material breach of any representation, warranty, covenant or agreement on the part of Company contained in this Agreement or any representation or warranty of Company shall have become untrue after the date of this Agreement, which breach or untrue representation or warranty (A) would, individually or in the aggregate with all other such breaches and untrue representations and warranties, give rise to the failure of a condition and (B) is incapable of being cured prior to the Closing Date by Company or is not cured within thirty (30) days of notice of such breach; (ii) any of the conditions set forth in Sections 6.1 (other than 6.1(c) which shall not be grounds for termination by Parent) or 6.2 shall have become incapable of fulfillment; (iii) the Necessary Consents, individually or in the aggregate contain any Burdensome Terms or Conditions which have a Material Adverse Effect on Company or Parent.

7.2. Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 7.1, the obligations of the parties under this Agreement shall terminate and there shall be no liability on the part of any party hereto, except for the obligations in the confidentiality provisions hereof, and all of the provisions of this Section 7.2, Section 7.3, Section 7.4 and Section 9.11; provided, however, that no party hereto shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(d)(i) and 7.1(d)(ii)(and, in the case of the failure to fulfill conditions, such failure is within Company’s control which shall be deemed to include a failure of the Company, its stockholders or holders of PharmAthene Notes to agree upon the terms of any re-allocation of the Merger Consideration which may be made necessary as a result of a Company Subsequent Issuance or an issuance in connection with any financing transaction with General Electric Capital Corp.), then Company shall be obligated to pay to Parent, within five (5) business days of such termination, the sum of $250,000 (the “Termination Fee”) in cash.

(c) In the event that this Agreement is terminated by Company pursuant to Section 7.1(c)(i) through (v)(and, in the case of the failure to fulfill conditions, such failure is within Parent’s control), then Parent shall be obligated to pay to Company, within five (5) business days of such termination, the Termination Fee, in cash, or such lesser amount (in the event that Parent does not have $250,000 in available funds outside of the Trust Fund) as shall equal all remaining available funds of Parent which are not a part of the Trust Fund.

7.3. Trust Fund Waiver. Reference is made to the final prospectus of Parent, dated July 28, 2005 (the “Prospectus”), Company understands that, except for a portion of the interest earned on the amounts held in the Trust Fund, Parent may disburse monies from the Trust Fund only: (a) to its public stockholders in the event of the redemption of their shares or the dissolution and liquidation of Parent, (b) to Parent and Maxim Group LLC (with respect to Maxim Group LLC’s deferred underwriting compensation only) after Parent consummates a business combination (as described in the Prospectus) or (c) as consideration to the sellers of a target business with which Parent completes a business combination.

Company agrees that, notwithstanding any other provision contained in this Agreement (including the termination provisions of this Article VII), Company does not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between Company, on the one hand, and Parent, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 7.3 as the “Claims”). Notwithstanding any other provision contained in this Agreement, Company hereby irrevocably waives any Claim they may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against, the Trust Fund for any reason whatsoever in respect thereof. In the event that Company commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Parent, which proceeding seeks, in whole or in part, relief against the Trust Fund or the public stockholders of Parent, whether in the form of money damages or injunctive relief, Parent shall be entitled to recover from Company the associated legal fees and costs in connection with any such action, in the event Parent prevails in such action or proceeding.

7.4. Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, including any expenses incurred with regard to the Engagement Letter in the event that this Agreement is terminated; in the event that the Merger is consummated, all liabilities of Company shall continue as liabilities of Company as the Surviving Corporation and as a direct, wholly-owned subsidiary of Parent.

ARTICLE VIII

REMEDIES FOR BREACH OF AGREEMENT

8.1. Survival of Representations and Warranties. All of the representations and warranties of the parties contained in this Agreement shall survive the Closing hereunder (unless the non-breaching party had received from the breaching party written notice of any misrepresentation or breach of warranty prior to the time of Closing and expressly waived in writing such breach or misrepresentation) and continue in full force and effect until a period of twelve (12) months from the Closing Date (“Survival Period”).

8.2. Indemnification Provisions for Benefit of Parent. In the event that Company violates, misrepresents or breaches (or in the event any third party alleges facts that are ultimately proven or conceded to represent a Company violation, misrepresentation or breach) any of its representations, warranties, and covenants contained herein including, without limitation, the covenants and agreements of Company and PA Management Team to provide Company Information contained in Section 4.1(b) hereof and, if there is an applicable Survival Period pursuant to Section 8.1 above, provided that the Parent Representative makes a written claim for indemnification against Company pursuant to Section 8.6 below within the Survival Period, then the Indemnifying Stockholders (as defined in Article X) agree to indemnify Parent from and against the entirety of any Adverse Consequences (as defined in Article X) that Parent may suffer through and after the date of the claim for indemnification (including any Adverse Consequences Parent may suffer after the end of any applicable Survival Period) resulting from, arising out of, relating to, in the nature of, or caused by the violation, misrepresentation or breach. Any liability incurred by the Indemnifying Stockholders pursuant to the terms of this Article VIII shall be limited to, and paid by, the Indemnifying Stockholders to Parent by return for cancellation of the Escrow Shares in accordance with Section 8.6 hereof which shall represent the sole and exclusive source for payment of any indemnification obligations of the Indemnifying Stockholders. All determinations relating to the submission of claims for the benefit of Parent hereunder shall be determined, in good faith, solely by the nominees of Parent to the Board of Directors. Notwithstanding Company’s disclosure in Item 2 of Section 2.3(h)(i) of the Company Disclosure Schedule (the “Section 2.3(h) disclosure”), Parent shall have the right to indemnification under this Article VIII, subject to all of the terms and conditions of this Article VIII (including, without limitation, meeting the indemnification threshold set forth in Section 8.7 and the limitations set forth in Section 8.5), with respect to any Adverse Consequences suffered by Parent as a result of any claims relating to such Section 2.3(h) disclosure which claims are not resolved prior to Closing. For the avoidance of doubt, the parties expressly acknowledge and agree that the resolution of any claims relating to the Section 2.3(h) disclosure occurring prior to Closing shall be within the sole discretion of Company and shall in no way effect the Merger Consideration or be applicable towards the indemnification threshold or otherwise be subject to indemnification.

8.3. Matters Involving Third Parties.

(a) If any third party shall notify any party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under this Article VIII, then the Indemnified Party shall promptly (and in any event within ten (10) business days after receiving notice of the Third Party Claim) notify each Indemnifying Party and the Escrow Agent thereof in writing (an “Indemnification Notice”); provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) business days (or earlier in the event the underlying Third Party claim requires action) after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedent or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(d) In the event that any of the conditions in Section 8.3(b) above fail to be complied with, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VIII.

(e) Notwithstanding anything to the contrary contained in this Article VIII, Parent, Company and Merger Sub shall not settle and pay any Third Party Claim unless and until Parent shall have obtained the prior written consent of the Stockholders’ Representative to such settlement which consent the Stockholders’ Representative shall not unreasonably withhold or delay.

8.4. Determination of Adverse Consequences. All claims for indemnification payments under this Article VIII shall be made in good faith and although a claim may be made hereunder, no payments shall be made for the benefit of the Indemnified Party until the Indemnified Party has incurred actual out-of pocket expenses. In the event that Parent has made a claim for indemnification prior to the termination of any applicable Survival Period, no Escrow Shares held in escrow pursuant to this Article VIII and the Escrow Agreement shall be released from the escrow until such time as the claim has been resolved unless the Survival Period shall have expired after the making of such claim but before such claim is fully resolved, in which case the Escrow Shares in excess of the Fair Market Value of the amount of Adverse Consequence shall be released from Escrow.

8.5. Escrow of Shares by Indemnifying Stockholders. As the sole and exclusive source for the payment of the indemnification obligations of the Indemnifying Stockholders under this Article VIII, Company and the Indemnifying Stockholders hereby authorize Parent to withhold, from the delivery of the Stock Consideration otherwise deliverable to the Indemnifying Stockholders as part of the Merger Consideration, for delivery into escrow, pursuant to the Escrow Agreement, 1,375,000 shares of Parent Common Stock which shall be allocated among the Indemnifying Stockholders in accordance with the relative proportions established by the Allocation Agreement as provided to Parent in a certificate executed and delivered by Company at Closing (the “Company Closing Certificate”).

(a) Escrow Shares. The Escrow Shares shall be withheld from delivery to the Indemnifying Stockholders and segregated from shares issuable upon the exercise of Company Options and Company Warrants at Closing and placed in escrow pursuant to the terms of the Escrow Agreement. The Escrow Shares shall be registered in the name of each Indemnifying Stockholder in the amounts set forth on the Company Closing Certificate, and shall be held by Continental Stock Transfer & Trust Company (the “Escrow Agent”), and shall constitute the escrow fund (the “Escrow Fund”) governed by the terms of the Escrow Agreement. In the event that Parent issues any additional shares of Parent Common Stock to the Indemnifying Stockholders for any reason, such additional shares shall be issued in the name of such Indemnifying Stockholders as applicable and shall not be subject to escrow. Once released from the Escrow Fund, shares of Parent Common Stock shall cease to be Escrow Shares.

(b) Payment of Dividends; Voting. Any cash dividends, dividends payable in securities, or other distributions of any kind made in respect of the Escrow Shares will be delivered promptly to the Indemnifying Stockholders. The Indemnifying Stockholders (other than the holders of Company Options and Company Warrants) shall be entitled to vote the Escrow Shares on any matters to come before the stockholders of Parent, with each Indemnifying Stockholder being entitled to direct the voting of its or his Escrow Shares listed on the Company Closing Certificate.

(c) Distribution of Escrow Shares. At the times provided for in Section 8.5(e), the Escrow Shares shall be released to the Indemnifying Stockholders (and to Parent on behalf of holders of Company Options and Company Warrants) in accordance with the Company Closing Certificate unless the Stockholders’ Representative shall have instructed the Escrow Agent otherwise in writing, in which case the Escrow Agent and the Parent shall be entitled to rely upon such instructions. Parent will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate persons. Certificates representing Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund to the Indemnifying Stockholders and all fractional shares shall be rounded to the nearest whole share.

(d) Assignability. No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by any Indemnifying Stockholders or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such stockholder, prior to the delivery to such Indemnifying Stockholders of its or his pro rata portion of the Escrow Fund by the Escrow Agent as provided herein.

(e) Release from Escrow Fund. Within five (5) business days following expiration of the Survival Period (the “Release Date”), the Escrow Shares will be released from the Escrow Fund to the Indemnifying Stockholders less the number of Escrow Shares, if any, with a Fair Market Value equal to the amount of Adverse Consequences set forth in any Indemnification Notice from Parent with respect to any pending but unresolved claim for indemnification. Prior to the Release Date, the Parent Representative and the Stockholder Representative shall issue to the Escrow Agent a certificate executed by each of them instructing the Escrow Agent to release such number of Escrow Shares determined in accordance with this Section 8.5(e). Any Escrow Shares retained in the Escrow Fund as a result of the immediately preceding sentence shall be released to the Indemnifying Stockholders or Parent, as appropriate, promptly upon resolution of the related claim for indemnification in accordance with the provisions of this Article VIII. For purposes of this Article VIII, the “Fair Market Value” shall be the average reported last sales price for the ten (10) trading days ending on the last day prior to the date that the claim for indemnification is publicly disclosed (or if there is no public disclosure, the date on which the Indemnification Notice is received) and the ten (10) trading days after such date; provided, however, the Stockholders’ Representative and the Parent Representative acting together shall have the right to assign a different value to the Escrow Shares in order to settle or pay any Third Party Claim in the event the third party claimant is willing to accept the Escrow Shares in full or partial settlement therefor.

(f) Stockholders’ Representative and Parent Representative.

(i) MPM BioVentures III-QP, L.P. is hereby constituted and appointed jointly as the Stockholders’ Representative for and on behalf of the Indemnifying Stockholders to give and receive notices and communications, to authorize delivery to Parent of shares of Parent Common Stock from the Escrow Fund in satisfaction of indemnification claims by Parent, to object to such deliveries, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims (including Third Party Claims), and to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing. Such agency may be changed by from time to time upon not less than ten (10) days’ prior written notice, executed by the Stockholders’ Representative, to the Parent Representative. No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall receive no compensation for his services. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from Company and each of the Indemnifying Stockholders.

(ii) The Stockholders’ Representative shall not be liable for any act done or omitted hereunder as Stockholders’ Representative while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Indemnifying Stockholders shall severally indemnify the Stockholders’ Representative and hold him harmless against any loss, liability, or expense (including legal and accounting fees) incurred without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

(iii) A decision, act, consent or instruction of the Stockholders’ Representative shall constitute a decision of all Indemnifying Stockholders for whom Escrow Shares otherwise issuable to them are deposited in escrow and shall be final, binding, and conclusive upon each such Indemnifying Stockholder, and Parent may rely upon any decision, act, consent, or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of each and every such Indemnifying Stockholder. The Stockholders’ Representative shall have the right to consent to the use of the Escrow Shares to settle any claims made hereunder. For purposes of clarification, in connection with the settlement or payment of any claims for indemnification hereunder, the “Fair Market Value” of the Escrow Shares as defined under this Article VIII, shall not be binding upon the Parent or Stockholders’ Representative if they mutually agree upon any value other than Fair Market Value and shall also have the discretion to mutually agree to use the Escrow Shares to settle or pay any Third Party Claims.

(iv) John Pappajohn is hereby constituted and appointed jointly as the Parent Representative for and on behalf of the Parent to give and receive notices and communications, to negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims (including Third Party Claims), and to take all actions necessary or appropriate in the judgment of the Parent Representative for the accomplishment of the foregoing. Such agency may be changed by from time to time upon not less than ten (10) days’ prior written notice, executed by the Parent Representative, to the Stockholders’ Representative. No bond shall be required of the Parent Representative, and the Parent Representative shall receive no compensation for his services. Notices or communications to or from the Parent Representative shall constitute notice to or from Parent.

(v) The Parent Representative shall not be liable for any act done or omitted hereunder while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Parent shall indemnify the Parent Representative and hold him harmless against any loss, liability, or expense incurred without gross negligence or bad faith on the part of the Parent Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

(vi) A decision, act, consent or instruction of the Parent Representative shall constitute a decision of Parent under this Article VIII and shall be final, binding, and conclusive upon Parent. The Stockholders’ Representative and the Indemnifying Stockholders may rely upon any decision, act, consent, or instruction of the Parent Representative as being the decision, act, consent or instruction of the Parent. The Parent Representative shall have the right to consent to the use of the Escrow Shares to settle any claim for which Parent is entitled to indemnification under this Article VIII. For purposes of clarification, in connection with the settlement or payment of any claims for indemnification hereunder, the “Fair Market Value” of the Escrow Shares as defined under this Article VIII, shall not be binding upon the Parent Representative or Stockholders’ Representative if they mutually agree upon any value other than Fair Market Value and shall also have the discretion to mutually agree to use the Escrow Shares to settle or pay any Third Party Claims.

8.6. Determination/Resolution of Claims.

(a) If an Indemnified Party wishes to make a claim for indemnification against an Indemnifying Party, such Indemnified Party shall deliver the Indemnification Notice to the Indemnifying Party and to the Escrow Agent on or before the expiration of the Survival Period. Such Indemnification Notice shall contain the amount of Adverse Consequences for which the Indemnified Party is seeking indemnification and shall set forth the reasons therefore in reasonable detail.

(b) If Parent asserts a claim upon the Escrow Fund by delivering an Indemnification Notice to the Stockholders’ Representative and the Escrow Agent on or before the end of the Survival Period, the Escrow Agent shall retain in the Escrow Fund such number of shares of Parent Common Stock as shall be determined in accordance with Section 8.5(e) above.

(c) Unless the Stockholders’ Representative shall notify Parent in writing within thirty (30) days after receipt of an Indemnification Notice that the Stockholders’ Representative objects to any claim for indemnification set forth therein, which notice shall include a reasonable explanation of the basis for such objection, then such indemnification claim shall be deemed to be accepted by the Stockholders’ Representative and the parties shall issue to the Escrow Agent a certificate executed by the Parent Representative and the Stockholders’ Representative indicating what number of Escrow Shares are to be released to Parent. If the Stockholders’ Representative shall timely notify Parent in writing that it objects to any claim for indemnification made in such an Indemnification Notice, Parent shall have fifteen (15) days from receipt of such notice to respond in a written statement to such objection. If after thirty (30) days following receipt of Parent’s written statement, there remains a dispute as to any indemnification claims set forth in the Indemnification Notice, the Stockholders’ Representative and the Parent Representative shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders’ Representative and the Parent Representative should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. Based upon the memorandum, the parties shall issue to the Escrow Agent a certificate executed by the Parent Representative and the Stockholders’ Representative indicating what number of Escrow Shares are to be released to Parent. The Escrow Agent shall be entitled to rely on any such certificate and disburse Escrow Shares from the Escrow Fund in accordance with the terms thereof.

(d) If the Stockholders’ Representative and the Parent Representative cannot resolve a dispute during the sixty-day period (or such longer period as the parties may agree to in writing), then such dispute shall be submitted (and either party may submit such dispute) for arbitration before a single arbitrator in Wilmington, Delaware, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The Stockholders’ Representative and the Parent Representative shall attempt to agree upon an arbitrator. In the event that the Stockholders’ Representative and the Parent Representative are unable to agree upon an arbitrator within ten (10) days after the date on which the disputed matter may, under this Agreement, be submitted to arbitration, then either the Stockholders’ Representative or the Parent Representative, upon written notice to the other, may apply for appointment of such arbitrator by the American Arbitration Association. Each party shall pay the fees and expenses of counsel used by it and 50% of the fees and expenses of the arbitrator and of the other expenses associated with the arbitration. The arbitrator shall render his decision within ninety (90) days after his appointment, such decision shall be in writing and shall be final and conclusive on the parties. The decision shall be submitted to the Escrow Agent which shall act in accordance therewith.

8.7. Indemnification Threshold. Notwithstanding anything to the contrary contained herein, no Person or Party shall have any obligation to indemnify Parent or Company, as the case may be, from and against any Adverse Consequences caused proximately by the breach of any representation or warranty of Parent or Company hereunder, as the case may be, until Parent or Company, as the case may be, has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of $500,000 in the aggregate, with no single Adverse Consequence being valued at less than $50,000.

8.8. Other Indemnification Provisions.

(a) Any Indemnified Party seeking indemnification under this Article VIII shall be required to take all reasonable actions to mitigate the damages associated with the Adverse Consequences.

(b) Notwithstanding any provision contained in this Agreement, no indemnification claim shall be maintained by any party for breach of representations or warranties of the other party if such claiming party had knowledge of the breach of the representations and warranties on or before the Closing.

(c) No recovery for indemnification shall include recovery for special, incidental, punitive or consequential damages. All claims for indemnification shall be subject to reduction or offset for any tax benefits associated with or insurance proceeds applicable to the claim.

ARTICLE IX

GENERAL PROVISIONS

9.1. Survival. The agreements and covenants contained in this Agreement shall survive the Closing Date without limitation. The representations and warranties contained in this Agreement shall survive the Closing Date for a period of twelve (12) months.

9.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy upon confirmation of receipt; (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service; or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent or Merger Sub, to:

Healthcare Acquisition Corp.
666 Walnut Street, Suite 2116
Des Moines, Iowa 50309
Attn: Matthew P. Kinley
Phone: (515) 244-5746
Fax:

with a copy to:

Ellenoff Grossman & Schole LLP
370 Lexington Ave.
New York, New York 10017
Attn: Barry I. Grossman, Esq.
Phone: (212) 370-1300
Fax: (212) 370-7889

if to Company or Stockholders, to

PharmAthene, Inc.
175 Admiral Cochrane Drive, Suite #101
Annapolis, MD 21401
Attn: David P. Wright
President & Chief Executive Officer
Phone: (410) 571-8920
Fax: (410) 571-8927

with a copy to:

McCarter & English, LLP
Four Gateway Center
100 Mulberry Street
Newark, New Jersey 07102
Attn: Jeffrey A. Baumel, Esq.
Phone: (973) 639-5904
Fax: (973) 624-7070

If to Stockholders’ Representative:

MPM BioVentures III-QP, LP
The John Hancock Tower
200 Clarendon Street
54th Floor
Boston, MA 02116
Attn: Steven St. Peter, M.D.
Phone: (617) 425-9200
Fax: (617) 425-9201

If to Parent Representative:

John Pappajohn
2116 Financial Center
Des Moines, Iowa 50309
Phone:
Fax: (515) 244-2346

9.3. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The parties have participated jointly in the negotiating and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

9.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

9.5. Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement, including the schedules hereto, and the Confidentiality Agreement, dated January 12, 2007 between Company and Parent, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.6. Governing Law; Waiver of Jury Trial.

(a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within the State of Delaware.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

9.7. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.8. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.9. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

9.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.11. Submission to Jurisdiction; Waivers.

(a) Each of Company, Parent and Merger Sub hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined exclusively in any federal or state court of competent jurisdiction located in the State of Delaware and in the courts hearing appeals therefrom. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with Section (b) below, that its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each party irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered airmail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgement of receipt of such registered mail. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other party in any other jurisdiction in which the other party in any other jurisdiction in which the other party may be subject to suit.

(b) Each of Company, Parent and Merger Sub hereby agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

9.12. Enforcement; Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

ARTICLE X

DEFINITIONS

As used in this Agreement terms not otherwise defined herein:

(a) “8% Convertible Notes” means the unsecured notes to be issued to certain noteholders of Company as Note Consideration in accordance with the Note Exchange Agreement which shall mature twenty four (24) months from the Effective Time, accrue interest at 8.00% per annum, and be convertible into shares of Parent Common Stock at $10.00 per share and be in substantially the form of Exhibit A attached hereto.

(b) “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs and attorneys’ fees and expenses.

(c) “Alternative Transaction” means any of the following events: (i) any tender or exchange offer, merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Company (any of the above, a “Business Combination Transaction”), with any Person other than Parent, Merger Sub or any affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) thereof (a “Third Party”) or (ii) the acquisition by a Third Party of 10% or more of the outstanding shares of Company Common Stock, or of 10% or more of the assets or operations of Company, taken as a whole, in a single transaction or a series of related transactions, provided, however, that the following shall not be deemed Alternative Transactions: (x) the issuance by the Company of equity securities valued in the aggregate at no more than $5 million (subject to the limitation that the securities of the Company issued to the purchasers thereof will not convert into more than 625,000 shares of Parent Common Stock in the Merger); and, (y) licensing transactions or other strategic alliances.

(d) “Board of Directors” means the Board of Directors of any specified Person and any committees thereof.

(e) “Business Day” means any day on which banks are not required or authorized to close in the City of New York.

(f) “Code” mans the U.S. Internal Revenue Code of 1986, as amended.

(g) “good standing” means, when used with respect to the status of any entity domiciled or doing business in a particular state, that such entity has filed its most recent required annual report and (i) if a domestic entity, has not filed articles of dissolution, and (ii) if a foreign entity, has not applied for a certificate of withdrawal and is not the subject of a proceeding to revoke its certificate of authority.

(h) “Indemnifying Stockholders” means those holders of Company Capital Stock and outstanding Company Options and Company Warrants.

(i) “Knowledge” or any phrase of similar import shall mean the actual knowledge after reasonable investigation of any person holding the office or position, or fulfilling the function of a director or officer of Company.

(j) “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

(k) “Liens” means any mortgage, deed of trust, security interest, pledge, lien, or other charge or encumbrance of any nature whatsoever except: (a) liens disclosed in the Company Financial Statements; (b) liens for taxes, assessments, or governmental charges or levies not yet due and delinquent; and (c) liens consisting of zoning or planning restrictions, easements, permits, any other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by Company, Parent or any of their respective subsidiaries).

(l) “Material Adverse Effect” with respect to a party shall mean any change, effect, event, occurrence or state of facts which is, or is reasonably expected to be, materially adverse to the business, financial condition, results of operations or prospects of such party and its subsidiaries, taken as a whole, other than any change, effect, event or occurrence relating to (i) the economy or securities markets of the United States or any other region in general or (ii) this Agreement or the transactions contemplated hereby or the announcement thereof or otherwise as contemplated by this Agreement or disclosed hereunder.

(m) “Milestone Payment” means payments made to the stockholders of Company as part of the Merger Consideration equal to 10% of the actual collections on gross sales of Valortim to the United States federal government (or a department thereof) until the earlier of (A) December 31, 2009, or (B) total aggregate milestone payments to the Stockholders equal $10 million. These payments shall be conditioned upon receipt by Company of an award, procurement or other contract (x) on or before December 31, 2007; (y) which provides for a procurement by the U.S. government (or a department thereof) of doses or treatments equal to or greater than 60,000; and (z) with a total contract value of $150 million or more, and otherwise no Milestone Payments shall be paid or due. Any Milestone Payments owed shall be determined, in arrears, by Parent within forty-five (45) days of the end of each fiscal quarter based on actual collections from the U.S. government (or a department thereof) of gross sales, and shall be paid within three (3) business days of such determination. Subject to the limitations set forth above, the Stockholders shall be entitled to Milestone Payments related to collections prior to and including December 31, 2009.

(n) “Note Conversion Shares” means the shares of Parent Common Stock issuable upon conversion of the 8% Convertible Notes.

(o) “the other party” means, with respect to Company, Parent and means, with respect to Parent, Company

(p) “PA Management Team” means and refers to those persons identified on Schedule X(o).

(q) “Parent Representative” means John Pappajohn.

(r) “Permitted Liens” means (i) any liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation; and (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto.

(s) “Requisite Majority” means (i) with respect to the Company Common Stock, the vote of the holders of 80% of the issued and outstanding shares of Common Stock and (ii) with respect to the Company Preferred Stock, the vote of holders of at least 66.66% of each outstanding series acting separately.

(t) “SEC” means the Securities and Exchange Commission.

(u) “Valortim” means a high affinity, fully human monoclonal antibody to bacillus anthracis protective antigen (PA) which fights the invading organism. It is designed to target and bind to PA cells and protect healthy human cells from infiltration by the certain toxins produced by the anthrax bacteria.

IN WITNESS WHEREOF, Parent, Merger Sub and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

HEALTHCARE ACQUISITION CORP.

By:	/s/ John Pappajohn
Name:	John Pappajohn
Title:	Chairman

PAI ACQUISITION CORP.

By:	/s/ John Pappajohn
Name:	John Pappajohn
Title:	Chairman

PHARMATHENE, INC.

By:	/s/ David P. Wright
Name: David P. Wright
Title: President and Chief Executive Officer

Soley as to Article VIII and Article IX:

John Pappajohn, as Parent Representative

/s/ John Pappajohn

Soley as to Article VIII and Article IX:

MPM BioVentures III-QP, L.P., as Stockholder Representative

By:	/s/ Ansbert Gadicke
Name:	Ansbert Gadicke
Title:	Stockholder Representative

Schedule 1.9(b)(i)

EXCHANGE RATIO

See attached.

Schedule 1.24

COMPANY AFFILIATES

Officers

David P. Wright, President & Chief Executive Officer
Christopher C. Camut, Vice President and Chief Financial Officer
Francesca Cook, Vice President Policy & Government Affairs
Solomon Langermann, Ph.D., Vice President & Chief Scientific Officer
Wayne Morges, Ph.D., Vice President Regulatory Affairs & Quality
Eric I. Richman, Vice President Business Development & Strategic Planning
Valerie Riddle, M.D., FACP, Vice President & Medical Director
Richard Schoenfeld, Ph.D., Vice President of Operations

Board of Directors

James H. Cavanaugh, Ph.D., Director
Elizabeth Czerepak, Director
Ansbert Gadicke, M.D., Director
John M. Gill, Ph.D., Director
Joel McCleary, Chairman of the Board
John Mekalanos, Ph.D., Director
Steven St. Peter, M.D., Director
David P. Wright, Director

Holders of 10% of more of the Company’s Common Stock on a Fully-Diluted Basis

Healthcare Ventures VII, L.P.
MPM BioVentures III-QP, L.P.
Nexia Biotechnologies, Inc.

Schedule X(o)

PA MANAGEMENT TEAM

David Wright
Eric Richman
Francesca Cook
Chris Camut
Solomon Langermann
Wayne Morges
Valerie Riddle
Richard Schoenfeld